                    As filed with the Securities and Exchange Commission on December 17, 2001
                                                                                        Registration No. __________
===================================================================================================================
                                              SECURITIES AND EXCHANGE COMMISSION
                                                    WASHINGTON, D.C. 20549


                                               FORM SB-2 REGISTRATION STATEMENT
                                               UNDER THE SECURITIES ACT OF 1933

                                                TORQUE ENGINEERING CORPORATION
                                             (Name of Registrant in Our Charter)

                  DELAWARE                                   3519                                   83-0317306
      (State or Other Jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer Identification No.)
               Incorporation
              or Organization)                   Classification Code Number)
             2932 THORNE DRIVE                                                                   RICHARD D. WEDEL
           ELKHART, INDIANA 46514                                                               2932 THORNE DRIVE
               (219) 264-2628                                                                 ELKHART, INDIANA 46514
 (Address and telephone number of Principal                                                       (219) 264-2628
  Executive Offices and Principal Place of                                         (Name, address and telephone number of agent
                 Business)                                                                         for service)

                                                             Copies to:
                     Clayton E. Parker, Esq.                                            Ronald S. Haligman, Esq.
                    Kirkpatrick & Lockhart LLP                                         Kirkpatrick & Lockhart LLP
             201 South Biscayne Boulevard, Suite 2000                           201 South Biscayne Boulevard, Suite 2000
                       Miami, Florida 33131                                               Miami, Florida 33131
                    Telephone: (305) 539-3300                                          Telephone: (305) 539-3300
                    Telecopier: (305) 358-7095                                         Telecopier: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                                               PROPOSED
                                                                               PROPOSED        MAXIMUM
                                                                               MAXIMUM         AGGREGATE         AMOUNT OF
             TITLE OF EACH CLASS OF                     AMOUNT TO BE        OFFERING PRICE     OFFERING         REGISTRATION
           SECURITIES TO BE REGISTERED                   REGISTERED          PER SHARE (1)     PRICE (1)            FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001 per share            13,825,000 Shares           $0.515        $7,119,875         $1,701.65
Common stock underlying convertible debentures        5,000,000 Shares           $0.515        $2,575,000           $615.43
Common stock underlying options                         200,000 Shares           $0.515          $103,000            $24.62
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                19,025,000 Shares           $0.515        $9,797,875         $2,341.70
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of December 12, 2001.

                                  -------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 Subject to completion, dated December 17, 2001

                         TORQUE ENGINEERING CORPORATION
                        19,025,000 SHARES OF COMMON STOCK


         This prospectus relates to the sale of up to 19,025,000 shares of our common stock by certain persons who are, or will become, stockholders of Torque. Please refer to "Selling Stockholders" beginning on page 11. Torque is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Torque will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. Torque has also agreed that Cornell Capital Partners, L.P. will retain 5.0% of the proceeds raised by us under the Equity Line of Credit.

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.


         The selling stockholders consist of:

         o Cornell Capital Partners, L.P., which intends to sell up to 19,025,000 shares of common stock.

         o Other selling stockholders, which intend to sell up to 900,000 shares of common stock purchased in private offerings and issued pursuant to consulting agreements.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay
Torque 91% of the market price of our common stock. The 9% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "TORQ." On December 7, 2001, the last reported sale price of our common stock on the Over-the-Counter Bulletin Board was $0.43 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.


                        PRICE TO PUBLIC*     PROCEEDS TO SELLING SHAREHOLDERS

         Per share            $0.43                       $0.43
                              -----                       -----

           Total              $0.43                     $8,180,750
                              =====                     ==========

* For purposes of this table, we have assumed a market price of $0.43 per share of common stock, the closing price as of December 7, 2001.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no underwriter or any other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate sixty days after Cornell Capital Partners, L.P. has advanced $5.0 million or thirty-six months after the effective date of the accompanying Registration Statement, whichever occurs first. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.


         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is ___________ ___, 2001.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................3
SUMMARY FINANCIAL INFORMATION.................................................4
RISK FACTORS..................................................................5
FORWARD-LOOKING STATEMENTS...................................................10
SELLING STOCKHOLDERS.........................................................11
USE OF PROCEEDS..............................................................12
DILUTION.....................................................................13
CAPITALIZATION...............................................................14
EQUITY LINE OF CREDIT........................................................15
PLAN OF DISTRIBUTION.........................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................18
DESCRIPTION OF BUSINESS......................................................21
MANAGEMENT...................................................................26
DESCRIPTION OF PROPERTY......................................................29
LITIGATION PROCEEDINGS.......................................................29
PRINCIPAL SHAREHOLDERS.......................................................30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................33
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND
      OTHER SHAREHOLDER MATTERS........................... ..................34
DESCRIPTION OF SECURITIES....................................................35
EXPERTS......................................................................35
LEGAL MATTERS................................................................35
AVAILABLE INFORMATION........................................................35
FINANCIAL STATEMENTS........................................................F-1


-------------------------------------------------------------------------------

         We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2000, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY


                                   OUR COMPANY

         Torque develops and manufactures a high-powered, 12-cylinder, 14-liter/860-cubic-inch, V-12 aluminum marine engine for use in marine pleasure craft. We have developed the Torque V-12, an all-aluminum, electronically fuel-injected engine designed to run on premium gasoline. The Torque V-12 has a broad torque band, which allows the engine to generate significant power at low throttle settings, thus providing greater fuel economy.

         Torque focuses its sales efforts for the marine pleasure craft industry. That industry is divided into the high-end stern drive segment and the outboard segment. The Torque V-12 is targeted toward the stern drive segment. More specifically, Torque currently targets the Torque V-12 toward a limited niche market for purchasers and existing owners of high-power, luxury-performance marine crafts sold in the United States. We believe this niche market is generally characterized as having customers who are primarily concerned with engine performance, dependability, and life expectancy of the engine.

                                    ABOUT US

         Our principal office is located at 2932 Thorne Drive, Elkhart, Indiana 46514, telephone number (219) 624-2628.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

         o Cornell Capital Partners, L.P. that intends to sell up to 18,125,000 shares of common stock.

         o Other selling stockholders, which intend to sell up to 900,000 shares of common stock purchased in private offerings and issued pursuant to consulting agreements.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5.0 million. Cornell Capital Partners, L.P. will purchase the shares of our common stock for a 9% discount to the prevailing market price of our common stock. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price.

Common Stock Offered           19,025,000 shares by selling stockholders

Offering Price                 Market price

Common Stock Outstanding       9,597,112 shares
Before the Offering(1)

Use of Proceeds                We will not  receive  any  proceeds of the shares
                               offered by the selling stockholders. Any proceeds we receive from the sale of our common stock under the Equity Line of Credit will be used for general corporate purposes.

Risk Factors                   The  securities  offered  hereby  involve  a high
                               degree   of  risk   and   immediate   substantial
                               dilution. See "Risk Factors" and "Dilution."

Over-the-Counter Bulletin      TORQ
Board Symbol


--------------
1 This table excludes outstanding options and convertible debentures which, if exercised or converted into shares of common stock, together with the shares of common stock to be issued under the Equity Line of Credit, would result in Torque issuing an additional 17,750,000 shares of common stock.

                          SUMMARY FINANCIAL INFORMATION

         The following information was taken from Torque's financial statements for the quarter ended September 30, 2001 (unaudited) and the year ended December 31, 2000 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustment (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                                          FOR THE NINE MONTHS
                                                                 ENDED           FOR THE YEAR ENDED     FOR THE YEAR ENDED
                                                             SEPTEMBER 30,          DECEMBER 31,           DECEMBER 31,
                                                                 2001                   2000                   1999
                                                            --------------         --------------         -------------
STATEMENT OF OPERATION DATA:


Sales                                                       $      360,485         $      718,801         $      91,300
Cost of sales                                                      859,752              1,607,494                72,726
Gross loss                                                        (499,267)              (888,693)               18,574
Total operating expenses                                         1,505,645              1,863,434             1,427,682
Net (loss) from operations                                  $   (2,004,912)        $   (2,752,127)        $  (1,409,108)
Other income (expense)                                            (126,077)               (29,189)               83,364
Gain on extinguishments of debt                                         --                 28,708                    --
Net loss                                                        (2,130,989)            (2,752,608)           (1,325,744)
Other comprehensive (loss), net of tax                                   0                (30,932)             (180,131)
Comprehensive loss                                          $   (2,130,989)         $  (2,783,540)        $  (1,505,875)
Loss before extraordinary gain                                      (0.163)                (0.347)               (0.232)
Extraordinary gain                                                      --                  0.004                    --
Net loss per share - basic and diluted
                                                            $       (0.163)         $      (0.343)        $      (0.232)


                                                             SEPTEMBER 30,          DECEMBER 31,           DECEMBER 31,
                                                                 2001                   2000                   1999
                                                            --------------         --------------         -------------
BALANCE SHEET DATA:


Cash                                                         $          --           $    160,113          $    798,019
Accounts receivable, net                                           233,407                311,159                 2,289
Marketable securities                                                1,213                  1,213                32,145
Prepaid expenses                                                    37,124                 50,008                 4,768
Advances to suppliers                                               84,756                109,180                    --
Due from factor                                                     76,855                     --                    --
Inventory, net                                                     682,094                789,135             1,165,010
                                                            --------------         --------------         -------------
Total current assets                                             1,115,449              1,420,808             2,002,231

Property and equipment, net                                      8,618,281              9,451,698            10,454,045
                                                            --------------         --------------         -------------
Total assets                                                     9,773,730             10,872,506            12,456,276
                                                            ==============         ==============         =============
Total current liabilities                                        1,277,629                540,003               143,596
Total liabilities                                                1,636,723                994,366               719,132
Accumulated deficit                                             (6,219,924)            (4,088,936)           (1,336,328)
Stockholders' equity                                            $8,097,007             $9,878,140           $11,737,144

                                  RISK FACTORS

         We are subject to various risks which may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have historically lost money. In the nine months ended September 30, 2001 and year ended December 31, 2000, we sustained losses from operations of $2.1 million and $2.8 million, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         Our operations have relied almost entirely on external financing to fund our operations. Such financing has historically come from a combination of borrowings from and sale of common stock to third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         The report of our independent accountants on our December 31, 2000 and December 31, 1999 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o     With a price of less than $5.00 per share;

         o     That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives, including Richard D. Wedel, our Chief Executive Officer and Chairman of the Board; Raymond B. Wedel, Jr., our President and a Director; and I. Paul Arcuri, our Chief Financial Officer and a Director. The loss of the services of Messrs. Wedel, Arcuri and/or Wedel, Jr., could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not have employment agreements with Messrs. Wedel, Arcuri or Wedel, Jr. We do not presently maintain a key-man life insurance policy covering these individuals.

WE CANNOT ASSURE YOU THAT THE MARKET FOR THE TORQUE V-12 WILL BE SUFFICIENT TO COVER OUR OPERATING EXPENSES

         Sales of our Torque V-12 engines are currently targeted toward owners of high-performance, luxury marine craft. This market is a limited niche market in which the price of the boats for which the Torque V-12 is designed in many cases exceeds $500,000. We cannot assure you that sales of engines in this market will be sufficient to allow us to become profitable in the future.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO ADAPT THE TORQUE V-12 TO ANY OTHER USE OUTSIDE OF THE LUXURY MARINE ENGINE MARKET

         Our current business strategy is to market and sell the Torque V-12 engines in the high-performance marine engine industry. Because this is a limited niche market, we also anticipate we will attempt to adapt the Torque V-12 engines to other industries and uses in order for us to increase our future profitability. We cannot assure you that we will be able to adapt the Torque V-12 engine to other uses or to other industries.

WE HAVE NOT YET MANUFACTURED THE TORQUE V-12 ON A FULL PRODUCTION BASIS

         Our current business strategy is to manufacture the Torque V-12 engine on a production basis, as opposed to customizing the Torque V-12 for individual customer requests. In 1999 and 2000, we continued the tooling, fixturing, programming and installation of manufacturing equipment in preparation for production. The initial production engines were completed and shipped in the later part of 2000. We have begun to implement quantity production of the Torque V-12, but cannot assure you that we will not experience initial or recurring quality control or cost problems.

WE HAVE NOT YET ESTABLISHED A DISTRIBUTION CHANNEL FOR THE TORQUE V-12

         We currently market the Torque V-12 engine through original-equipment-manufacturing boat manufacturers, an Internet website, trade show appearances, magazine articles and personal contacts of the members of our company in the pleasure craft marine industry. We cannot assure you that these marketing efforts will prove sufficient to allow us to be profitable.

WE EXPECT INTENSE COMPETITION IN OUR INDUSTRY

         Although we are not aware of any other gasoline-powered aluminum V-12 engine with performance characteristics similar to the Torque V-12 engine, we believe that if the Torque V-12 becomes popular with consumers, other manufacturers will design and market their own aluminum V-12 engines that will directly compete with the Torque V-12. Many of our competitors have significantly greater name recognition and financial and other resources than we do. We cannot assure you that we will succeed in the face of strong competition from other engine manufacturers.

WE CANNOT ASSURE YOU THAT OUR PATENTS WILL PROVIDE ADEQUATE PROTECTION

         Although we hold a U.S. patent for our Torque V-12 engines' lubrication system, Torque cannot assure you that any future patent applications we submit will result in patents being issued or that, if issued, such patents or pre-existing patents will afford adequate protection against competitors with similar technology. In addition, Torque's competitors may independently develop superior technology.

         Torque also cannot assure you that any patents issued to or licensed by Torque will not be infringed upon or designed around by others, that others will not obtain patents that Torque will need to license or design around or that Torque's products will not inadvertently infringe upon the valid patents of others. In addition, Torque cannot assure you that the Torque patent will not be invalidated or that Torque will have adequate funds to finance the high cost of defending or prosecuting patent validity or infringement issues.

RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

         Certain industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us.

NO ASSURANCE OF TECHNOLOGICAL SUCCESS

         Our ability to commercialize our products is dependent on the advancement of our existing technology. In order to obtain and maintain a significant market share we will continually be required to make advances in technology. Due to cash shortages, we did not expend any money in research and development in 2000. We cannot assure you that our research and development efforts will result in the development of such technology on a timely basis or at all. Any failures in such research and development efforts could result in significant delays in product development and have a material adverse effect on us. We cannot assure you that we will not encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products. Such obstacles could have a material adverse effect on us.

WE COULD FAIL TO COMPLY WITH GOVERNMENTAL REGULATIONS

         Torque is subject to regulation under various federal, state and local laws relating to the environment and to employee safety and health. These laws include those relating to the generation, storage, transportation, disposal and emission into the environment of various substances, those relating to drinking water quality initiatives, and those which allow regulatory authorities to compel or seek reimbursement for clean-up of environmental contamination at its owned or operated sites and at facilities where its waste is or has been disposed. Permits are required for operation of Torque's business, and these permits are subject to renewal, modification and, in certain circumstances, revocation. Torque believes that it is in substantial compliance with environmental laws and permit requirements.

         The EPA has adopted regulations governing emissions from marine engines. The regulations relating to outboard engines phase in over nine years, beginning in model year 1998 and concluding in model year 2006. For personal watercraft the regulations phase in over eight years, beginning in model year 1999 and concluding in model year 2006. Marine engine manufacturers are required to reduce hydrocarbon emissions from outboard engines, on average, by 8.3% per year beginning with the 1998 model year, and emissions from personal watercraft by 9.4% per year beginning in model year 1999. These regulations apply to two-stroke engines and to personal watercraft, such as jet skis. Since the Torque V-12 is a four-stroke engine, Torque does not believe that compliance with these standards will have a material adverse effect on the cost of our engine products or our future sales.

         Certain states, including California, have adopted environmental laws that require marine engines to comply with future federal annual hydrocarbon emissions standards more quickly than federal law requires. While Torque has not been able to fully assess the impact that these standards will have on our business, Torque does not believe these more stringent state requirements will have a material adverse effect on the cost of our engine products or our future sales.

         Torque cannot predict the environmental legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require expenditures by Torque.

WE DO NOT MAINTAIN ANY PRODUCT LIABILITY INSURANCE, WHICH MAY EXPOSE US TO THE EXPENSE OF DEFENDING ANY LIABILITY CLAIMS

         The manufacture and sale of our products entails the risk of product liability claims. In addition, certain companies with which we do or may do business may require financial assurances of product reliability. At the present time we do not maintain product liability insurance.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts when needed.


                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 9,597,112 shares of our common stock outstanding as of December 7, 2001, 1,884,093 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 7,713,019 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. In addition, there are outstanding options and convertible debentures, and which, upon exercise or conversion, together with the shares of common stock to be issued under the Equity Line of Credit, would result in the issuance of an additional 17,750,000 shares of our common stock. All of the shares underlying the options and convertible debentures may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 9% discount to the average of the two lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 19,025,000 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR STOCK CAUSED BY THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

         The significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties. Such short sales could place further downward pressure on our stock price.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

         Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

         We are registering 19,025,000 shares of common stock in this offering. These shares represent over 38.0% of our authorized capital stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Torque by electing its or their own directors.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $5.0 million of our common stock. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

         o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and previously purchased convertible debentures of Torque. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors.

         o     Kenneth Hersch and Peter Cardillo are consultants to Torque.

         The table follows:

                                                    PERCENTAGE OF                                             PERCENTAGE OF
                                                     OUTSTANDING                                               OUTSTANDING
                                     SHARES            SHARES            SHARES TO BE                            SHARES
                                  BENEFICIALLY      BENEFICIALLY        ACQUIRED UNDER     SHARES TO BE        BENEFICIALLY
           SELLING                OWNED BEFORE      OWNED BEFORE          THE LINE OF       SOLD IN THE        OWNED AFTER
         STOCKHOLDER               OFFERING(1)       OFFERING(2)            CREDIT          OFFERING(1)          OFFERING
         -----------               -----------       -----------            ------          -----------          --------
Cornell Capital Partners, L.P.    5,625,000                38.5%        12,500,000(3)      18,125,000            0.0%

V. T. Lincoln Financial
Corporation                         430,000                 4.5%                  0           430,000            0.0%

Peter Cardillo                   250,000(4)                 2.6%                  0           250,000            0.0%

Kenneth Hersch                      220,000                 2.3%                  0           220,000            0.0%

-----------------------------------------
*        Less than 1%.

(1) The shares represented in this column represent outstanding shares of common stock, as well as shares of common stock that may be obtained upon conversion or exercise of outstanding options and convertible debentures.

(2) Percentage of outstanding shares is based on 9,597,112 shares of common stock outstanding as of December 7, 2001, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of December 7, 2001 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) The number of shares of common stock available under the Equity Line of Credit may be increased by any unused shares of common stock not used upon the conversion of debentures held by other selling shareholders.

(4) Includes 200,000 shares of common stock underlying options issued to Mr. Cardillo that are exercisable at $0.75 per share.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 91% of the average of the two lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date.

         For illustrative purposes, we have set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and 5.0% of the gross proceeds raised under the Equity Line of Credit retained by Cornell Capital Partners, L.P. have been deducted from the gross proceeds.

GROSS PROCEEDS                  $1.00 MILLION     $2.50 MILLION    $5.00 MILLION

NET PROCEEDS                   $0.865 MILLION    $2.290 MILLION   $4.665 MILLION

USE OF PROCEEDS:
--------------------------------------------------------------------------------
Repayment of Debt                    $100,000          $100,000         $235,000
Research and Development              $50,000          $100,000         $100,000
General Working Capital              $715,000        $2,090,000       $4,330,000

                                    DILUTION

         Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit.

         Our net tangible book value as of September 30, 2001 was $8,137,007 or $0.95 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

         For example, if we assume that we had issued 12,500,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.43 per share, less $250,000 retained by Cornell Capital Partners, L.P. and $85,000 of offering expenses, our net tangible book value as of September 30, 2001 would have been $12,802,007 or $0.61 per share. This represents an immediate decrease in net tangible book value to existing shareholders of $0.34 per share and an immediate increase to new shareholders of $0.18 per share, or 41.9%. The following table illustrates the per share dilution:

Assumed public offering price per share                                $0.43
Net tangible book value per share before this offering      $0.95
Increase attributable to new investors                      $0.34
Net tangible book value per share after this offering                  $0.61
Dilution per share to new shareholders                                 $0.18

         The offering price of our common stock under the Equity Line of Credit is based on 91% of the average of the 2 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices. Torque is registering 17,500,000 shares of common stock under the Equity Line of Credit and the convertible debentures. Accordingly, Torque would need to register additional shares of common stock in order to fully utilize the $5.0 million available under the Equity Line of Credit at the prices set forth below.

         ASSUMED               NO. OF SHARES TO BE         DILUTION PER SHARE TO
     OFFERING PRICE                  ISSUED                     NEW INVESTORS
------------------------    -------------------------    -----------------------
          $0.125                    17,500,000                  0.26
           $0.20                    17,500,000                  0.23
           $0.30                    16,666,667                  0.21
           $0.40                    12,500,000                  0.21

                                 CAPITALIZATION

         The following table sets forth the total capitalization of Torque as of September 30, 2001.

                                                              September 30, 2001
                                                                   (Actual)
                                                              ------------------

    Long-term liabilities                                                359,094

    Stockholders' deficit:
        Common stock, $0.00001 par value; 50,000,000
            shares authorized and 8,571,842 shares
            issued and outstanding at September 30,
            2001                                                              86

        Additional paid-in capital                                    14,589,966

        Accumulated deficit                                          (6,219,924)

        Accumulated other comprehensive loss                           (211,063)

            Less:  treasury stock at cost, 6,750 shares                 (56,970)

            Less:  deferred compensation expense                         (5,088)
                                                                ----------------
               Total stockholders' deficit                             8,097,007
                                                                ================
               Total capitalization                                    8,159,065
                                                                ================

                              EQUITY LINE OF CREDIT

         SUMMARY. On November 14, 2001, we entered into an Equity Line of Credit ("EQUITY LINE OF CREDIT") with Cornell Capital Partners, L.P. (the "INVESTOR"). Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to the Investor shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Equity Line of Credit, the Investor will pay 91% of the average of the 2 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The Investor is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, the Investor will retain 5.0% of each advance under the Equity Line of Credit. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until the Investor has advanced $5.0 million or November 14, 2003, whichever occurs first.

         The amount of each advance is subject to an aggregate monthly maximum advance amount of $208,333.33.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $5.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $0.40 per share, then we would issue 12,500,000 shares of our common stock to Cornell Capital Partners, L.P. These shares would represent 56.6% of our outstanding common stock upon issuance. Torque is registering 17,500,000 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, Torque would need to register additional shares of common stock in order to fully utilize the $5.0 million available under the Equity Line of Credit at the prices set forth below.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.43 per share and discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon conversion of any options outstanding.

Purchase Price:           $0.125      $0.150       $0.25       $0.30       $0.40

No. of Shares(1):     40,000,000  33,333,333  20,000,000  16,666,667  12,500,000

Total Outstanding(2): 49,597,112  42,930,445  29,597,112  26,263,779  21,252,112

Percent Outstanding(3):    80.7%       77.6%       67.6%       76.2%       58.8%

----------------------

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. That is, between 12,500,000 and 40,000,000 shares of stock could be issued under the Equity Line of Credit. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Torque by electing its or their own directors. Upon a change of control, all outstanding options under our stock option plans would immediately vest.

         Proceeds used under the Equity Line of Credit will be used for repayment of debt, research and development, and working capital to support continued operations and marketing. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $85,000 consisting primarily of professional fees incurred in connection with this registration. In addition, we are obligated to allow the Investor to retain 5.0% of each advance.

         In addition, in connection with the Equity Line of Credit, we issued 600,000 shares of our common stock to Cornell Capital Partners, L.P. as a commitment fee and 25,000 shares of our common stock to Westport Partners, Ltd. as a placement agent fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay us 91% of the average of the 2 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the notice date. The 9% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount. In addition, Cornell Capital Partners, L.P. will retain 5.0% of the gross proceeds raised in the Equity Line of Credit.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000 as well as the 5.0% of the gross proceeds received under the Equity Line of Credit that will be retained by Cornell Capital Partners, L.P. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock of Torque while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners, L.P. can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE  FOLLOWING  INFORMATION  SHOULD  BE READ IN  CONJUNCTION  WITH  THE
CONSOLIDATED FINANCIAL STATEMENTS OF TORQUE AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

OVERVIEW

         The following discussion of the financial condition and results of Torque should be read together with the interim financial statements included in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those expressed or implied in those forward-looking statements.

         Torque is a company that continues to devote its efforts toward establishing itself as a manufacturer of a lightweight, high-powered marine engine built on a production line basis for the luxury performance pleasure craft industry. For the three and nine months ended September 30, 2001, Torque had a net loss of $794,420 and $2,130,989, respectively. Torque had negative cash flows from operating activities of $681,584 and an accumulated deficit of $6,219,924 for the nine months ended September 30, 2001. These conditions raise substantial doubt about Torque's ability to continue as a going concern. Torque's financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         Torque's ability to continue as a going concern is dependent upon management's ability to increase sales of the Torque V-12 engines and to obtain adequate levels of additional financing. Management believes that its current efforts will provide for Torque to continue as a going concern. We cannot assure you, however, that we will be successful.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2000

         SALES. For the three months ended September 30, 2001, we had sales of $14,054 as compared to $229,840 for the same period in 2000, a decrease of $215,786, or 938.9%. This decrease is primarily attributable to no shipment of engines in the three-month period ended September 30, 2001.

         COST OF SALES. For the three months ended September 30, 2001, we had cost of sales of $278,086, as compared to $295,828 for the same period in 2000, a decrease of $17,742, or 6.0%. Cost of sales as a percentage of sales increased from 128.7% in the three months ended September 30, 2000 to 1.978.7% in the three months ended September 30, 2001. This increase is primarily attributable to a provision for inventory obsolescence of $176,724 taken during the three-month period ended September 30, 2001.

         OPERATING EXPENSES. For the three months ended September 30, 2001, operating expenses were $483,712, as compared to $479,198 for the same period in 2000, an increase of $4,514, or 0.9%. This increase is primarily attributable to increased expenses in connection with the development of the Torque V-12 engine and an increase in marketing and related travel expenses in connection with the establishment and execution of Torque's business plan.

         NET LOSS. For the three months ended September 30, 2001, net loss was $794,420, as compared to $579,579 for the same period in 2000, an increase of $214,841, or 37.1%. This increase is primarily attributable to a decrease in sales, an increase in cost of sales and an increase in financing costs associated with our accounts receivable factoring agreement.

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

         SALES. For the nine months ended September 30, 2001, we had sales of $360,485, as compared to $238,774 for the same period in 2000, an increase of $121,711, or 51.0%. This increase is primarily attributable to the sale of one
(1) additional engine in the nine-month period ended September 30, 2001 compared to the same period in 2000.

         COST OF SALES. For the nine months ended September 30, 2001, we had cost of sales of $859,752, as compared to $559,894 for the same period in 2000, an increase of $299,858, or 53.6%. Cost of sales as a percentage of sales increased from 234.5% in the nine months ended September 30, 2000 to 238.3% in the nine months ended September 30, 2001. This increase is primarily the result of a provision for inventory obsolescence of $176,724 taken during the nine months ended September 30, 2001 and an increase in marketing and related travel expense in connection with the establishment and execution of our business plan.

         OPERATING EXPENSES. For the nine months ended September 30, 2001, operating expenses were $1,505,645, as compared to 1,540,024 for the same period in 2000, an increase of $1,621, or 0.1%.

         NET LOSS. For the nine months ended September 30, 2001, net loss was $2,130,989, as compared to $1,821,837 for the same period in 2000, an increase of $309,152, or 17.0%. This increase is primarily attributable to decreased expenses in connection with the development of the Torque V-12 engine and an increase in marketing and related travel expenses in connection with the establishment and execution of our business plan.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

         SALES. For the year ended December 31, 2000, we had sales of $718,801, as compared to $91,300 for the same period in 1999, an increase of $627,501 or 687.3%. The increase was attributable to the sale of six Torque V-12 engines in the year ended December 31, 2000, as compared to the one Torque V-12 engine in the same period in 1999.

         COST OF SALES. For the year ended December 31, 2000, we had cost of sales of $1,607,494, as compared to $72,726 for the same period in 1999, an increase of $1,534,768 or 2,100.3%. Cost of sales as a percentage of sales increased from 79.7% in the year ended December 31, 1999 to 223.6% in the year ended December 31, 2000. This increase is primarily attributable to a noncash charge incurred for depreciation. In addition, a large part of the increase in cost of sales is comprised of salary for labor in the production of the Torque V-12 engines, building rent and other manufacturing overhead.

         OPERATING EXPENSES. For the year ended December 31, 2000, we had operating expenses of $2,752,127, as compared to $1,409,108 for the same period in 1999, an increase of $1,343,019 or 95.3%. Payroll and other compensation decreased to $240,538 for the year ended December 31, 2000 from $392,795 for the year ended December 31, 1999. This decrease is primarily attributable to the reclassification of certain salary expense of employees directly involved in the production of Torque V-12 engines to cost of goods sold. Depreciation increased to $1,118,079 for the year ended December 31, 2000, from $643,703 for the year ended December 31, 1999. This increase is primarily attributable to the fact that Torque took depreciation for the entire year ended December 31, 2000. Torque began taking depreciation during the year ended December 31, 1999 only after the acquisition of IPSL, Inc. in May 1999. The increase in rental expense from $70,168 for the year ended December 31, 1999 to $120,000 for the year ended December 31, 2000 is also attributable to the payment of rent on Torque's manufacturing facility for the entire year ended December 31, 2000. General and administrative expenses increased to $384,817 for the year ended December 31, 2000 from $321,016 for the year ended December 31, 1999. The increase was primarily attributable to marketing and related travel expenses in connection with the establishment and execution of Torque's business plan.

         NET LOSS. For the year ended December 31, 2000, net loss was $2,752,608, as compared to $1,325,744 for the year ended December 31, 1999, an increase of $1,426,846 or 107.8%. This increase is primarily attributable to the increase in general and administrative expense discussed above, and $1,118,079 of depreciation of property and equipment acquired through the IPSL acquisition in order to establish and executed our business plan.

LIQUIDITY AND CAPITAL RESOURCES

         As discussed in Note 3 to our financial statements, on May 2, 2001, we entered into an accounts receivable financing agreement. Amounts received were utilized for inventory and working capital. In October 2001, we sold $300,000 of 6% Convertible Subordinated Debentures, due October 24, 2006 to Cornell Capital Partners, L.P. After expenses, we received approximately $270,000 from such offering. We intend to use the proceeds of the offering for working capital purposes and to pay certain operational expenses.

         We anticipate that we will require additional capital to implement our business plan. We plan to obtain such capital through the sale of additional securities, obtaining financing from third parties, and from funds generated by the sale of the Torque V-12 engine. As discussed in Note 11 to our financial statements, on November 14, 2001, we entered into an Equity Line of Credit Agreement under which we may sell shares of our common stock to Cornell Capital Partners, L.P. for a purchase price of up to $5,000,000. As of November 30, 2001, we had not received any funds under such agreement. If we do receive funds under such agreement, we expect that such amounts will also be used for working capital and to implement our business plan. If the Equity Line of Credit Agreement does not provide sufficient capital resources, or if our funds from our ongoing operations do not increase, it is unlikely we will continue as a going concern.

Cash Flows

         A total of $681,584 and $1,101,163 was used for operating activities for the nine months ended September 30, 2001 and 2000, respectively. The cash used in operating activities was primarily expended on costs and expenses related to the production-line manufacture of the Torque V-12 engines.

                             DESCRIPTION OF BUSINESS

COMPANY OVERVIEW

         Torque Engineering Corporation was formerly known as Quintessence Oil Company. Quintessence Oil was formed under Wyoming law on June 26, 1996 to purchase, develop and operate oil and gas leases. On December 3, 1996, Quintessence Oil voluntarily filed a registration statement on Form 10 with the SEC to become a publicly reporting company. Prior to May 28, 1999, Quintessence Oil was essentially inactive and had no operations. Quintessence Oil had previously acquired one undeveloped oil and gas lease, but had not initiated drilling or other production operations.

         In May 1999, Quintessence Oil's new management began the first phase of a transition from an inactive oil and gas company to a manufacturer of high-performance production engines for the boating and transportation industry. On May 28, 1999, Quintessence Oil issued 1,500,000 shares of its common stock to acquire IPSL, Inc. Prior to that, on May 1, 1999, IPSL acquired from Glaval Corporation the proprietary rights to continue to research and develop the Torque V-12, an aluminum, gasoline-powered engine for the luxury off-shore marine industry. By acquiring IPSL and other assets, Quintessence Oil obtained those same proprietary rights. On November 17, 1999, Quintessence Oil re-incorporated under Delaware law and changed its name to Torque Engineering Corporation.

         Torque's current management has over 40 years experience in the design and production of high-performance, marine race and pleasure engines. Beginning in 1986, under the name Lightning Performance Products, Inc., Torque's current president, Raymond B. Wedel, Jr. continued the design and production of high-performance marine race and pleasure engines, as well as, developed and sold after-market performance-enhanced parts and equipment for such engines.

         The high-performance marine race and pleasure engines Lightning Performance originally produced were custom-made. As a result, the market for these products was extremely limited. In early 1992, Mr. Wedel sold Lightning Performance to Richard Streffling and Lightning Performance continued operations as an Indiana corporation under the name Torque. Mr. Wedel joined that business after the sale and began to transition it from the production of race engines to the development of a light-weight, high-power marine engine which could be built on a production-line basis for the luxury performance pleasure craft industry.

         In 1997, Mr. Wedel left the prior Torque to pursue other opportunities in the marine industry. However, that company, utilizing many of the same employees who worked for Mr. Wedel, continued to develop the Torque V-12. In 1999 IPSL purchased the assets and proprietary rights to continue to research and develop the Torque V-12 from the prior Torque entity.

         On May 21, 1999, Quintessence Oil and IPSL entered into a Plan and Agreement of Reorganization under which Quintessence Oil agreed to acquire all of the issued and outstanding shares of common stock of IPSL. Under the plan, IPSL's sole shareholder, Michel Attias, irrevocably granted Quintessence Oil the right to exchange 1,500,000 shares of its common stock for all of the outstanding shares of common stock of IPSL at any time prior to June 15, 1999. On May 28, 1999 Quintessence Oil exercised its right to close the transaction and to acquire IPSL and the assets and proprietary rights to research and develop the Torque V-12. As described above, Quintessence Oil then reincorporated and changed its name to Torque Engineering Corporation.

         Since acquiring IPSL and the rights to develop and manufacture the Torque V-12, Torque has formulated a plan of operation based on management's belief that even as boat manufacturers increase the size of pleasure craft, marine industry consumers are unwilling to settle for less performance than what is available in smaller marine craft. We believe that in order to provide the same level of performance, the standard automotive-based gasoline V-8 engine is being asked to perform beyond its engineered limits. Owners of luxury offshore pleasure craft are therefore forced to resort to installing three or four high performance V-8 engines or installing heavier and noisier diesel engines. As a result, Torque has developed and is now manufacturing and marketing the Torque V-12, a high-powered, 12-cylinder, 14 liter/860 cubic inch V-12 aluminum marine engine.

RECENT DEVELOPMENTS

         As of September 30, 2001, we had no cash on hand and working capital of approximately $(162,180). Our operations are financed primarily from the sale of debt and equity securities. For the foreseeable future, we believe we will continue to rely on external capital to fund our operations.

         We are continuing to seek additional sources of capital in order to repay our obligations and to provide for our working capital requirements for the long-term. There can be no assurance that we will be able to obtain any such required additional funds on a timely basis, or on favorable terms, or at all.

         The following discussion of our business and, in particular, our sales and marketing plans, assumes that we will receive sufficient capital to continue as a going concern. Depending upon the amount of proceeds, if any, received by us, and the timing of those proceeds, our ability to continue as a going concern could be adversely affected.

OUR PRODUCTS

         The Torque V-12 is an all-aluminum, electronically fuel-injected engine designed to run on premium gasoline. The engine has a broad torque band, which allows the Torque V-12 to generate significant power at low throttle settings, thus providing for greater fuel economy. Presently, Torque is unaware of any other marine engine manufacturer that produces an all-aluminum, naturally aspirated, gasoline-powered V-12 engine that provides the same performance characteristics of the Torque V-12 engines.

         In September 1999, the Torque V-12 became an available power plant in the Carlson Model 2000, 33 foot sport cruiser boat line. Currently, Magnum, Cigarette, NorTech, Predator, Advantage and Skater boats also list the Torque V-12 as a power plant selection for some of their current models.

         The Torque V-12 is designed for installation in luxury marine pleasure craft. If significant production of the Torque V-12 begins, Torque anticipates that it will analyze whether the Torque V-12 may be commercially adapted to other uses, including potential military, industrial, agricultural or mining uses. There is no assurance that we will adapt our Torque V-12 to additional marine or other uses, or that the Torque V-12 will be appropriate for uses other than in the luxury marine pleasure craft market.

         Torque presently offers the Torque V-12 in the following three models:

         o The TORQ 1000 - 900 horsepower engine with 1050 ft.-lbs. of torque;

         o The TORQ 1100 - 1,050 horsepower engine with 1100 ft.-lbs. of torque; and

         o The TORQ 1200 - 1,150 horsepower engine with 1150 ft.-lbs. of torque.

         Retail prices for the Torque V-12 range from $91,159 to $112,838. Torque offers a one-year limited warranty on all three Torque V-12 models. Each warranty limits the total number of hours a purchaser may use the Torque V-12 during the one-year warranty period and still remain eligible for warranty protection. The warranty period for the TORQ 1000 covers 75 hours of total use and for the TORQ 1100 and TORQ 1200 covers 50 hours of total use.

         Torque's products are designed for the marine pleasure craft industry. That industry is divided primarily into the high-end stern drive segment and the outboard segment. The Torque V-12 is targeted toward the stern drive segment.

         More specifically, Torque's Torque V-12 engines are currently targeted toward a limited niche market for purchasers and owners of high-powered, luxury performance pleasure craft sold in the U.S. Torque believes this niche market is generally characterized as having consumers who are concerned primarily with:

         o the performance of the high-powered engines they purchase;

         o the dependability of those engines; and

         o the overall useful life of those high-powered engines.

         Prices for the marine craft for which the Torque V-12 engines are designed generally range from $250,000 to $1,000,000.

INDUSTRY OVERVIEW

         According to the National Marine Manufacturers' Association, the recreational boating industry generated approximately $22.2 billion in overall sales in 1999 and $25.6 billion in 2000.

         There were 99,000 new sales of inboard and stern drive boats in 2000. Of these, approximately 20,000 were 25' or more in length. Approximately 90% of these boats would have two or more engines. Torque's management hopes to capture 2-1/2% to 4% of this market over the next three to five years. However, there can be no assurance Torque will be able to do so.

         Torque believes recreational marine industry sales are impacted by factors such as:

         o the general state of the economy;

         o interest rates;

         o consumer spending;

         o technology;

         o dealer effectiveness;

         o demographics;

         o weather conditions;

         o fuel availability and price; and

         o government regulations.

         During the period from 1983 to 1992, the recreational marine industry experienced both its largest growth (from 1983 to 1988) and its largest decline (from 1988 to 1992) in over 30 years. The growth was stimulated not only by increasing real disposable income, but also by readily obtainable marine loans that required no down payment and could be financed over a term of over ten years. The contraction in sales from 1988 to 1992 was due to the recession during the early 1990s and to the increased level of sales in the late 1980s. Many boat owners had loan balances in the early 1990s that exceeded the value of their boats, which made trade-up sales more difficult to obtain. In addition, in 1990 the U.S. government imposed a luxury tax on boats sold at prices in excess of $100,000. However, the luxury tax was repealed in 1993 and boats over 24 feet continue to be one of the largest growth sectors in the market.

         Torque also believes there are three primary factors affecting the recreational marine industry today.

         o There are an increasing number of consumers over the age of 50. These older consumers typically have larger discretionary income per capita and increased leisure time. Torque believes that these consumers are purchasing larger and more luxurious boats.

         o Torque believes there is increasing interest in upgrading existing boats through equipment-based accessories and repowerment. Torque's research indicates that approximately 1% of the existing boat engines in use are replaced on an annual basis.

         o Women are increasingly influencing or making purchasing decisions. Torque estimates there are currently approximately 500,000 women powerboat owners in the U.S. and that the number is expected to grow.

MANUFACTURING

         Torque V-12 engines were developed and are produced in Torque's Elkhart, Indiana manufacturing facility using computer-controlled machining centers.

         In November 1999, Torque completed installation of additional computer-controlled machining centers it uses to manufacture Torque V-12 engine components. Haas Automation manufactured these additional computer-controlled machining centers and Torque leased the machining centers from CNC Associates, Inc.

         The Torque V-12 engine is machined and also hand-assembled by Torque's employees at the Elkhart, Indiana production facility. Each engine is tested on a dynamometer and research is conducted using a 41 foot test boat. Torque believes that this manufacturing arrangement will be sufficient as production begins to meet consumer demand for the Torque V-12.

RAW MATERIALS

         Torque plans to produce internally as many of the necessary components for the Torque V-12 as possible. Torque expects that the computer-controlled manufacturing machines acquired in November 1999 will facilitate the internal component production process. Additionally, Torque utilizes components acquired in May 1999 as part of the acquisition of IPSL, Inc.

         However, subcontractors and supplies will still be needed for some components, such as crankshafts, electronic controls, and raw aluminum block castings. Torque solicits competitive quotes for these components whenever possible. Whenever the price of a component can be substantially reduced by volume buying Torque plans to do so. Torque believes that adequate sources of supply exist and will continue to exist, at competitive prices, for all of Torque's raw material requirements.

MAJOR CUSTOMERS

         For the nine months ended September 30, 2001, approximately 66% of our sales were generated from sales to one customer, Douglas Marine Corporation, and, for the year ended December 31, 2000, approximately 97.5% of Torque's revenues were generated from sales to one customer, Cigarette Racing Team, Inc. We cannot assure you that Douglas Marine Corporation or Cigarette Racing Team, Inc. will continue to be a major customer.

MARKETING

         Torque currently markets its Torque V-12 engines on a direct sale basis through leads derived from trade shows, magazine articles and personal contacts of our employees in the power boating industry. Torque markets its products not only to boat manufacturers, but also to pleasure boat users in an effort to increase demand through consumer requests to boat manufacturers for the Torque V-12 as an available power plant in luxury pleasure craft.

DISTRIBUTION

         Torque does not currently have a distribution network set up for the Torque V-12. If Torque's sales increase substantially, Torque may in the future establish service representatives in various areas to service its products. Torque believes that it will be able to adequately ship the Torque V-12 to manufacturers who purchase the Torque V-12 through normal shipping avenues.

COMPETITION

         Torque anticipates that it will face intense competition in the market in which it will produce and sell its Torque V-12 engines. The marine engine production market generally has high barriers to entry due to the significant capital investment and technological expertise required in manufacturing marine engines. As a result, the marine engine market is concentrated among large U.S., Japanese and European manufacturers. Industry estimates are that U.S.-based Brunswick Corporation maintains approximately 70 to 80 percent of the stern drive market segment with Volvo Penta Corporation enjoying a large portion of the remaining market share. In the outboard engine market, management believes Brunswick and Outboard Motor Corporation control roughly 80 percent of the market.

         In the niche market for high-powered marine engines in which Torque will participate, there are several manufacturers who build gasoline engines with 700 or more horsepower, including Volvo Penta and Brunswick. Management's experience is that generally these engines are either modified V-8's with enhanced aspiration such as turbo-chargers, or diesel fueled engines. As a result, Torque does not believe that these engines are competing with the Torque V-12 on an identical product line basis.

         Nonetheless, Torque's competitors, including Brunswick and Volvo Penta are large, vertically integrated companies that have greater resources, including financial resources, than Torque. Economies of scale give these companies distinct advantages in the market. For example, Brunswick and its subsidiaries have established dealer networks that offer sales as well as service and warranty repair and production schedules afford them larger margins than other competitors in the market. The vertical integration of Torque's competitors allow them to offer consumers different combinations of boat, engine and stern drive packages at various pricing levels.

         There is no assurance that Torque will be able to successfully compete against these companies in the stern drive segment of the marine engine market.

INTELLECTUAL PROPERTY

         In developing its business strategy for the Torque V-12, Torque expects to rely on patented and other proprietary technology. In addition, Torque expects to rely on confidentiality agreements and other contractual covenants to establish and protect its technology and other intellectual property rights. Wherever legally permissible and appropriate, Torque plans to file patent applications and to register its trademarks.

         Torque has registered the trademark Torque for its products and also holds a U.S. patent for its Torque V-12 engines' lubrication system which patented system has a substantial impact on the useful life of the Torque V-12. This patent was granted on August 18, 1998 to Torque as the assignee of Raymond
B. Wedel and Richard Moser.

RESEARCH AND DEVELOPMENT

         Torque maintains an ongoing research & development program for the continued development of the Torque V-12 engine. Management believes that Glaval Corporation spent significant funds on research and development prior to IPSL's acquisition of the assets and proprietary rights to develop and manufacture the Torque V-12. These expenditures were included as part of the acquisition price and will not be passed on to customers. The portion of funds spent after May 1, 1999 to convert to a production line is considered overhead which will be prorated over the manufacturing cost of the V-12 engines in accordance with generally accepted accounting principles.

                                   MANAGEMENT

         Our present directors and executive officers are as follows:

        NAME             AGE                POSITION
----------------------- -----  -------------------------------------------------
Richard D. Wedel         53    Chief Executive Officer and Chairman of the Board
Raymond B. Wedel, Jr.    59    President and Director
I. Paul Arcuri           46    Chief Financial Officer and Director
Donald A. Christenson    70    Secretary

         The following is a brief description of the background of our directors and executive officers.

RICHARD D. WEDEL

         Richard D. Wedel has been the Chief Executive Officer and Chairman of the Board of Directors of Torque since 1999. He is a financial consultant and since 1998, has been President of Wedel Consultants, a firm involved in mergers and acquisitions. Since 1999 he has been the Chairman of the Board of Integrated Homes, Inc., a publicly traded company. Integrated Homes is a provider of bundled voice & data communication systems and services for planned development communities. From 1997 through 1998, he was Chief Operating Officer and a Director of Horizontal Ventures, Inc. From 1982 through 1997 Mr. Wedel was President and a Director of Petro Union Inc., an energy resource exploration and production company which merged with Horizontal Ventures, Inc. He is a past Chairman of the American Petroleum Institute Eastern U.S. Advisory Board. He has a degree in Business Administration from the University of Evansville.

RAYMOND B. WEDEL, JR.

         Raymond B. Wedel, Jr., has been the President and Chief Operating Officer of Torque since 1999. From 1992 until 1997 he was the President of Torque, a business of Glaval Corporation, which is the predecessor to the current Torque. At the time of acquisition, Quintessence obtained the right to continue business under the old name. From 1986 until 1992, Mr. Wedel was Vice-President of Lightning Performance Products, also a predecessor to Torque. Mr. Wedel has an extensive background in the marine industry going back to the 1970's. During 1997-1998 Mr. Wedel served as the Chief Operational Officer of Sonic Jet Performance, Inc. a manufacturer of personal water-craft, recreational, and fire-rescue boats, with factories in California, Florida and China. He has a B.S. degree in Business Administration from the University of Evansville in Indiana.

I. PAUL ARCURI

         I. Paul Arcuri has been the Chief Financial Officer and a Director of Torque since December 1999. Mr. Arcuri also currently serves as President and financial principal of the Carney Group, Inc., an investment banking firm, member of N.A.S.D. Mr. Arcuri has served in this position since 1985. Mr. Arcuri still maintains his positions with the Carney Group, Inc. He has been a registered broker since 1978 and was an investment advisor registered with the Securities and Exchange Commission. He has extensive background in financial management involving cash flow, cost and budgeting analysis with emphasis on operations management. He was a Director and Chairman of Gibraltar Savings and Loan Association from 1987 through 1992. He has a B.A. in Accounting from St. Thomas University/Biscayne College in Miami, Florida.

DONALD A. CHRISTENSEN

         Donald A. Christensen has been the Secretary of Torque since March 1999. He is a business, financial and international trade consultant with an engineering degree and extensive large corporate management experience. He currently serves as President of European Whitestone Company and has served in that capacity since 1992. From August 1997 to July 1998, Mr. Christensen was a Director of Horizontal Ventures, Inc., a public company specializing in horizontal drilling sources for the oil and gas industry which is now known as GREKA Energy Corporation. He has a degree in Engineering from the University of Missouri. Mr. Christensen served as a Director of Torque from March 1999 to October 2001.

FAMILY RELATIONSHIP

         Raymond B. Wedel, Jr., and Richard D. Wedel are brothers.

MEETINGS

         During our fiscal year ending December 31, 2000, our Board of Directors met on 6 occasions. Each incumbent director attended at least 75% of the total number of meetings of the Board on which he served.

COMPENSATION OF DIRECTORS

         In 2000, our non-employee directors received options to purchase 10,000 shares of our common stock at an exercise price of $3.25 per share.

         In 1999, our non-employee directors received options to purchase 10,000 shares of our common stock at an exercise price of $3.25.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 2000, 1999, and 1998 paid to Richard D. Wedel, our Chairman of the Board and Chief Executive Officer ("Named Executive Officer"). No other executive officer received compensation exceeding $100,000 during the fiscal year ended December 31, 2000.


                                                     SUMMARY COMPENSATION TABLE
                                                     --------------------------

                                        ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                               ------------------------------------ ------------------------------------------------
                                                                       AWARDS
                                                                       ------
                                                                     RESTRICTED      SECURITIES
                                                                        STOCK        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR        SALARY        BONUS     AWARD(S)         OPTIONS        COMPENSATION
---------------------------      ------    -------------   -------   ----------   --------------     ---------------
Richard D. Wedel                  2000        $50,000(1)       --            --         10,000(2)                --
Chairman of the Board and         1999        $50,000(2)       --            --         10,000(2)                --
Chief Executive Officer

-------------------------

(1)      Mr. Wedel's annual salary for 2001 is $50,000.

(2) In 1999 and 2000, Mr. Wedel received options to purchase 10,000 shares of Torque common stock in connection with his service as a member of the Board of Directors. All of these options were immediately vested when granted and are exercisable for a period of five years from the date of grant.

         The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2000 by the Named Executive Officer.


                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                                             YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                          NUMBER OF                      UNDERLYING UNEXERCISED                VALUE OF UNEXERCISED
                           SHARES                              OPTIONS AT                    IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON      VALUE             DECEMBER 31, 2000                   DECEMBER 31, 2000
NAME                      EXERCISE      REALIZED    EXERCISABLE      UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                     -----------    --------    -----------      -------------      -----------       -------------
Richard D. Wedel                 --          --          20,000                -0-              -0-                 -0-

EMPLOYMENT AGREEMENT

         MICHAEL BENNETT. Mr. Bennett was employed as Torque's Chief Operating Officer from November 6, 2000 until April 18, 2001. Pursuant to his employment agreement, the term of Mr. Bennett's employment was three years and Mr. Bennett was to receive an annual base salary of $100,000. The employment agreement provided that Mr. Bennett was to receive options to purchase 75,000 shares of common stock in accordance with Torque's 1999 Stock Option Plan. Twenty-five thousand options were to vest on October 31, 2001, 25,000 options were to vest on October 31, 2002, and 25,000 options were to vest on October 31, 2003, so long as Mr. Bennett continued to be employed by Torque. Mr. Bennett resigned from Torque prior to the vesting of any of these options. Mr. Bennett resigned as Torque's Chief Operating Officer on April 18, 2001.

1999 STOCK OPTION PLAN

         On October 7, 1999, the Board of Directors and stockholders adopted our 1999 Stock Option Plan (the "1999 PLAN"). The 1999 Plan provides for the grant of options to purchase up to 500,000 shares of common stock to our employees, officers and directors. Options granted under the 1999 Plan may be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options.

         The 1999 Plan is administered by our Board of Directors, which serves as the stock option committee and which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of each option, and the option exercise price.

         The exercise price per share of common stock subject to an incentive stock option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by our Board of Directors, but may not be less than 85% of the fair market value of the common stock on the date of the grant. The aggregate fair market value (determined as of the date the option is granted) of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, more than 10% of the total combined voting power of all classes of capital stock of Torque (a "10% STOCKHOLDER") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of common stock subject to the option, determined on the date of the grant.

         No stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee or a representative of such optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the stock option committee. Upon termination of employment of an optionee by reason of death, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. Under the 1999 Plan, upon termination of employment of an optionee by reason of total disability (as defined in the 1999
Plan) such optionee's options remain exercisable for one year thereafter.

INDEMNIFICATION

         Our Certificate of Incorporation provides that we will indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Indemnitees are entitled to such indemnification in advance of any final proceeding. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "ACT") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF PROPERTY

         On April 29, 1999, we entered into a three-year lease for a business office and manufacturing facility with approximately 33,000 square feet of combined office and manufacturing space at 2932 Thorne Drive, Elkhart, Indiana. The term of the lease is from May 1, 1999 to April 30, 2007, with an option to renew for two successive three-year periods. Torque has an option to acquire the property during the initial three-year term of the lease. Monthly lease payments average approximately $10,000.00 per month, plus utilities and certain other maintenance expenses. We believe that the property is in good condition and is sufficient for its current operating plans.

                             LITIGATION PROCEEDINGS

         We have no pending litigation.

                             PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERS

         As of December 7, 2001, other than (i) the persons identified in the following table and (ii) the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our common stock.

                                                             SHARES
                                                       BENEFICIALLY      PERCENT
NAME AND ADDRESS                     TITLE OF CLASS           OWNED  OF CLASS(1)
---------------------------------    --------------    ------------  -----------
Michael Attias                       Common Stock         1,303,134        13.6%
4 Riviera Avenue
Costa De Caza, California 92679

Clement Lange                        Common Stock       1,234,629(2)       12.9%
4481 W. Holland Road, East
Huntingburg, IN  47532

-----------------------

(1) Applicable percentage is based on 9,597,112 shares outstanding, plus any securities convertible or exchangeable into shares of common stock for the purpose of computing the percentage ownership of such person only.

(2) Excludes 61,540 shares owned by Mr. Lange's adult children, all of whom maintain separate residences from Mr. Lange. Includes 10,000 shares Mr. Lange is entitled to acquire within 60 days pursuant to an option granted to him as a member of the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table shows the amount of our capital stock beneficially owned by our directors, the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group as of December 7, 2001. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of December 7, 2001, we had 9,597,112 shares of common stock outstanding.

                                                BENEFICIALLY OWNED     PERCENT
NAME AND ADDRESS                                     SHARES          OF CLASS(1)
----------------                                ------------------   -----------

Raymond B. Wedel, Jr.                               1,611,702(2)        16.8%
1415 Meadow Lane
Elkhart, IN  46514


Richard D. Wedel                                    1,483,334(3)        15.5%
3900 Woodcastle
Evansville, IN  47711


I. Paul Arcuri                                        176,666(4)         1.8%
c/o Torque Engineering Corporation
2432 Thorne Drive
Elkhart, IN  46674

All officers and directors as a group (3 persons)  3,271,702(5)         34.1%

-----------------------

*     Less than 1%.

(1) Applicable percentage of ownership is based on 9,597,112 shares of common stock outstanding, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 7, 2001 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Excludes 740,000 shares owned by Mr. Wedel's brother, Richard D. Wedel. Includes 316,668 shares owned by Raymond B. Wedel, Jr.'s wife. Mr. Wedel disclaims beneficial ownership of such shares. Excludes an aggregate of 633,332 shares owned by Mr. Wedel's adult children who do not live with him. Also includes 20,000 shares Mr. Wedel is entitled to acquire within 60 days pursuant to options granted to him as a member of the Board of Directors. Excludes 10,000 shares owned by Wanda Pride and 10,000 shares owned by Blanche Wedel. Ms. Pride and Ms. Wedel are Mr. Wedel's sisters. Mr. Wedel disclaims beneficial ownership of such shares.

(3) Includes 400,000 shares owned by Richard D. Wedel's wife. Mr. Wedel disclaims beneficial ownership of such shares. Includes 400,000 shares owned by Mr. Wedel's minor son who lives with him. Also includes 20,000 shares Mr. Wedel is entitled to acquire within 60 days pursuant to options granted to him as a member of the Board of Directors. Excludes 10,000 shares owned by Wanda Pride and 10,000 shares owned by Blanche Wedel. Ms. Pride and Ms. Wedel are Mr. Wedel's sisters. Mr. Wedel disclaims beneficial ownership of such shares.

(4) Includes 66,666 shares vested under an option to purchase 100,000 shares granted to him as Vice-President and Chief Financial Officer. Also includes 10,000 shares Mr. Arcuri is entitled to acquire within 60 days pursuant to an option granted to him as a member of the Board of Directors.

(5) Includes options to acquire 156,666 shares of Torque's common stock exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under U.S. securities laws, directors, executive officers and persons holding more than 10% of Torque's common stock must report their initial ownership of the common stock and any changes in that ownership on reports that must be filed with the SEC and Torque. The SEC has designated specific deadlines for these reports and Torque must identify in this Form 10-KSB those persons who did not file these reports when due.

         Based upon information provided to Torque by its directors, executive officers and persons holding more than 10% of Torque's common stock, Torque believes that Michel Attias filed one late Form 4 to report six (6) transactions, Michael Bennett, our former Chief Financial Officer and Director, inadvertently failed to file a Form 3 and Clement Lange, a former Director, inadvertently failed to file a Form 4 to report one transaction. Torque also believes Raymond B. Wedel, Jr., Richard D. Wedel, Donald Christensen, I. Paul Arcuri and Clement Lange, a former Director of Torque, inadvertently failed to file their respective Form 4's in connection with Torque's grant of stock options to these current and former officers and directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective May 28, 1999, Torque acquired the outstanding common stock of IPSL, a Nevada corporation, in exchange for the issuance of 1,500,000 shares of Torque common stock to Michel Attias, then the sole shareholder of IPSL and now a significant shareholder of Torque. The principal reason for Torque's acquisition of IPSL was to acquire certain property and equipment to be used to manufacture the Torque V-12, which property and equipment IPSL acquired from an Indiana corporation under the name of Torque in April 1999.

         During the year ended December 31, 1999, Torque through IPSL made repayments on prior loans to IPSL by affiliates of Michel Attias in the total amount of $280,031.

         In June 2000, Torque sold 266,667 shares of common stock to Clement Lange, a former member of the Board of Directors, at a price of $1.50 per share for a total purchase price of $400,000. In November 2000, Mr. Lange purchased an additional 307,692 shares of common stock at a per share price of $1.625, for a total price of $500,000.

         During September, October and December 2000, Torque received a total of $60,000 in operating funds from two of its stockholders, Richard D. Wedel and Michel Attias. Mr. Wedel is the Chairman of the Board of Directors and Chief Executive Officer of Torque. In addition, $11,656 of reimbursable expenses were owed to Mr. Wedel as of December 31, 2000. Those loans were converted to non-interest bearing promissory notes due June 30, 2001.

         During February 2001, Clement Lange, a former member of the Board of Directors, acquired 250,000 shares of common stock from Richard D. Wedel, Raymond Wedel and Michel Attias in exchange for $250,000. In addition, Torque issued to Richard D. Wedel, Raymond D. Wedel and Michel Attias 125,000 shares of common stock at a price of $2.00 per share for a total purchase price of $250,000. Richard D. Wedel and Raymond D. Wedel are officers and directors of Torque.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Our common stock has been quoted on the Over-the-Counter Bulletin Board maintained by the NASD since October 22, 1999, under the symbol "TORQ." From May 14, 1998 to October 21, 1999, our common stock was quoted on the Over-the-Counter bulletin Board under the symbol "QTSN."

         The following table sets forth the range of high and low bid quotations for each calendar quarter for our common stock for the prior two years, as well as the first three calendar quarters of 2001.

                                                         BID PRICE PER SHARE
                                                         -------------------

                                                         HIGH            LOW
                                                         ----            ---
             FISCAL YEAR 1999
             January 1999 to March 1999                $0.010          $0.010
             April 1999 to June 1999                   $9.875          $0.010
             July 1999 to September 1999               $6.250          $2.125
             October 1999 to December 1999             $3.250          $1.125

             FISCAL YEAR 2000
             January 2000 to March 2000                $6.000          $1.125
             April 2000 to June 2000                   $4.000          $1.000
             July 2000 to September 2000               $4.125          $1.437
             October 2000 to December 2000             $4.125          $0.656

             FISCAL YEAR 2001
             January 2001 to March 2001                $2.625          $0.875
             April 2001 to June 2001                   $1.600          $0.760
             July 2001 to September 2001               $1.270          $0.250
             October 2001 to November 2001             $0.530          $0.250

         The above prices were obtained from the Over-the-Counter Bulletin Board. The quotations represent inter-dealer quotations, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

         As of December 7, 2001, we believe there were approximately 35 holders of record and approximately 400 beneficial shareholders of our common stock.

         We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

         AUTHORIZED CAPITAL STOCK. Our authorized capital stock consists of 50,000,000 of common stock. Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote by our shareholders. As of December 7, 2001, we had 9,597,112 shares of common stock outstanding.

         OPTIONS. As of December 7, 2001, we had outstanding options to purchase 250,000 shares of common stock at a weighted average exercise price of $2.629 per share. Of that total, options to purchase 234,000 shares of common stock were vested.

         CONVERTIBLE DEBENTURES. As of October 28, 2001, we had issued Convertible Debentures in the original principal amount of $300,000. These
Convertible Debentures are convertible into shares of our common stock at a price equal to 80% of the average closing bid price of our common stock for the four trading days immediately preceding conversion. If such conversion had taken place on December 7, 2001, then the holders of the Convertible Debentures would have received 955,414 shares of common stock. These Convertible Debentures accrue interest at a rate of 6% per year and are convertible at the holder's option. These Convertible Debentures have a term of five years. At Torque's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         TRANSFER AGENT AND REGISTRAR. Computashare Trust Company, Inc., is the transfer agent and registrar for our common stock. Its address is 12039 West Alameda Parkway, Suite Z2, Lakewood, Colorado 80228.

                                     EXPERTS

         The financial statements as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Torque's ability to continue as a going concern as described in Note 15 to the financial statements) of Weinberg & Company, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of our common stock.

                              AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                         TORQUE ENGINEERING CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                                      INDEX
                                      -----

                                                                            Page
                                                                            ----

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2001 (UNAUDITED)
  AND DECEMBER 31, 2000 (AUDITED)                                            F-1

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE
  MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000                   F-2

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED) FOR THE NINE
  MONTHS ENDED SEPTEMBER 30, 2001 AND 2000                                   F-3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   F-4

                         TORQUE ENGINEERING CORPORATION

                           CONSOLIDATED BALANCE SHEETS


                                                                September 30,             December 31,
                                                                    2001                     2000
                                                                 (Unaudited)               (Audited)
                                                               -------------              ----------
ASSETS
CURRENT ASSETS
   Cash                                                        $        -0-             $    160,113
   Accounts receivable, net                                         233,407                  311,159
   Marketable securities                                              1,213                    1,213
   Prepaid expenses                                                  37,124                   50,008
   Advances to suppliers                                             84,756                  109,180
   Due from factor                                                   76,855                      -0-
   Inventory, net                                                   682,094                  789,135
                                                               ------------             ------------
       Total current assets                                       1,115,449                1,420,808

   Property & Equipment, net                                      8,618,281                9,451,698
                                                               ------------             ------------

TOTAL ASSETS                                                   $  9,773,730             $ 10,872,506
                                                               ------------             ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Cash - Overdraft                                            $     36,163             $        -0-
   Accounts payable & other liabilities                             571,812                  341,069
   Obligations under capital leases - current portion               194,102                  127,278
   Due to factor                                                    219,586                      -0-
   Accrued factor fees                                               16,810                      -0-
   Loan payable - officer                                             6,000                      -0-
   Notes payable - officer                                          233,156                   71,656
                                                               ------------             ------------
       Total current liabilities                                  1,277,629                  540,003

LONG-TERM LIABILITIES
   Obligations under capital leases, net of current
   portion                                                          359,094                  454,363
                                                               ------------             ------------
TOTAL LIABILITIES                                                 1,636,723                  994,366
                                                               ------------             ------------
STOCKHOLDERS' EQUITY
   Common Stock, $0.00001 par value, 50,000,000
       shares authorized, 8,571,842 and 8,099,607                        86                       84
       shares issued and outstanding, respectively
   Additional paid in capital                                    14,589,966               14,243,709
   Accumulated deficit                                          (6,219,924)              (4,088,936)
   Accumulated other comprehensive loss                           (211,063)                (211,063)
                                                               ------------             ------------
                                                                  8,159,065               9,943,794
   Less treasury stock at cost (6,750 Shares)                      (56,970)                 (56,970)
   Less deferred compensation expense                               (5,088)                  (8,684)
   Total stockholders' equity                                     8,097,007                9,878,140

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $  9,733,730             $ 10,872,506
                                                               ============             ============

          See accompanying notes to consolidated financial statements.



                         TORQUE ENGINEERING CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                         THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                         ------------------                         -----------------
                                                   SEPTEMBER 30,     SEPTEMBER 30,            SEPTEMBER 30,    SEPTEMBER 30,
                                                       2001              2000                     2001             2000
                                                       ----              ----                     ----             ----
SALES                                             $     14,054     $    229,840               $   360,485     $   238,774

COST OF SALES                                          278,086          295,828                   859,752         559,894
                                                  ------------     ------------                ----------      ----------

GROSS LOSS                                           (264,032)         (65,988)                 (499,267)       (321,120)
                                                  ------------     ------------                ----------      ----------

OPERATING EXPENSES
     Payroll                                            53,061           55,253                   163,558         180,840
     Depreciation                                      280,910          279,588                   843,732         818,960
     Rent                                               30,000           30,000                    90,000          90,000
     Stock based compensation                            1,199              -0-                    42,429             -0-
     Stock based consulting                                -0-              -0-                    55,028             -0-
     Other selling, general & administrative           118,542          114,357                   310,898         414,224
         Total Operation Expenses                      483,712          479,198                 1,505,645       1,504,024
                                                  ------------     ------------                ----------    ------------

NET (LOSS) FROM OPERATIONS                          ($747,744)       ($545,186)              ($2,004,912)    ($1,825,144)
                                                    ----------     ------------              ------------    ------------

OTHER INCOME (EXPENSE)
     Interest Income                                       -0-            1,210                       379           9,774
     Interest Expense                                 (10,218)         (35,603)                  (50,973)        (35,603)
     Factoring fees                                   (26,442)              -0-                  (56,767)             -0-
     Other                                            (10,016)              -0-                  (18,716)             428
                                                  ------------     ------------             -------------
         Total Other Income (Expenses)                (46,676)         (34,393)                 (126,077)        (25,401)
                                                  ------------     ------------             -------------    ------------

NET (LOSS)
BEFORE EXTRAORDINARY ITEMS                          ($794,420)       ($579,579)              ($2,130,989)    ($1,850,545)

EXTRAORDINARY ITEMS
     Gain on extinguishments of debt                       -0-              -0-                      -0-           28,708
                                                  ------------     ------------             ------------     ------------

NET (LOSS)                                          ($794,420)       ($579,579)              ($2,130,989)    ($1,821,837)

OTHER COMPREHENSIVE (LOSS), NET OF TAX
     Unrealized gain (loss)
     on marketable securities - net                    (2,426)          (9,492)                      -0-         (22,684)
                                                  ------------     ------------             ------------     ------------
COMPREHENSIVE LOSS                                  ($796,846)       ($589,071)             ($2,130,989)     ($1,844,521)
                                                  ============       ==========             ============     ============
Loss before Extraordinary Gain                      ($  0.093)       ($  0.072)             ($    0.163)     ($     .233)
                                                  ------------     ------------             ------------     ------------
Extraordinary gain                                   $     -0-        $    -0-               $       -0-      $     0.004
                                                  ------------     ------------             ------------     ------------
Net loss per share - basic & diluted                ($  0.093)       ($ 0.072)              ($    0.163)     ($    0.229)
                                                  ============     ============             ============     ============
Weighted average number shares outstanding           8,573,799       8,099,607                13,036,418        7,947,266
     during the period - basic & diluted          ============     ============             ============     ============


          See accompanying notes to consolidated financial statements.




                         TORQUE ENGINEERING CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)


                                                              NINE MONTHS ENDED          NINE MONTHS ENDED
                                                             SEPTEMBER 30, 2001         SEPTEMBER 30, 2000
                                                             ------------------         ------------------

CASH FLOWS FROM OPERATIONS ACTIVITIES:
Net Loss                                                        $ (2,130,989)             $ (1,821,837)
Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation                                                     843,732                   818,960
     Recognized deferred compensation                                     -0-                     7,776
     Stock based compensation                                          44,826                       -0-
     Common stock issued for future services                           55,028                       -0-
     Provision for inventory obsolescence                             184,273                       -0-
     Gain on extinguishments of debt                                      -0-                  (28,708)

Changes in operating assets & liabilities:
(Increase) Decrease in:
     Cash Overdraft                                                    36,163                       -0-
     Accounts receivable                                               77,752                   (3,652)
     Prepaid expenses                                                  12,884                     (624)
     Advances to suppliers                                             24,426                  (82,314)
     Inventory                                                       (77,232)                 (262,500)
Increase (Decrease) in:
     Accounts payable & other liabilities                             230,743                   271,736
     Accrued factor fees                                               16,810                       -0-
                                                                -------------              ------------
         Net cash used in operating activities                      (681,584)               (1,101,163)
                                                                -------------              ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property & equipment                                (10,315)                  (97,649)
         Net cash used in investing activities                       (10,315)                  (97,649)
                                                                -------------              ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments on capital lease obligations                         (28,445)                  (21,007)
     Due to factor, net                                               142,731                       -0-
     Proceeds from notes payable - related parties                    161,500                    30,000
     Loan payable - officer                                             6,000                       -0-
     Proceeds from issuance of common stock                           250,000                   400,000
         Net cash provided by financing activities                    531,786                   408,993
                                                                -------------              ------------
NET INCREASE (DECREASE) IN CASH                                     (160,113)                 (789,819)

CASH & CASH EQUIVALENTS AT BEGINNING OF PERIOD                        160,113                   798,019
                                                                -------------              ------------

CASH & CASH EQUIVALENTS AT END OF PERIOD                        $         -0-              $      8,200
                                                                -------------              ------------

          See accompanying notes to consolidated financial statements.

                         TORQUE ENGINEERING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and have been condensed pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the consolidated financial statements and footnotes included in the Company's Form 10-KSB for the year ended December 31, 2000.


2.       ACCOUNTS RECEIVABLE CONCENTRATIONS

The Company has a concentration of its accounts receivable with one customer totaling 96%. As of September 30, 2001 accounts receivable are deemed fully collectible.


3.       ACCOUNTS RECEIVABLE AND FACTOR AGREEMENTS

On May 2, 2001, the Company entered into an accounts receivable financing agreement with a factor. The receivables were transferred with recourse and due to a provision that could require the Company to repurchase the receivables, the transaction is accounted for as a financing arrangement. Under the terms of the agreement, the factor advances 65% of the face value of the receivables sold by the Company. The Company is charged a variable percentage fee based upon the length of the collection period. After 180 days, if the customer's accounts receivable is not paid, the factor is entitled to keep and assess the remaining 35% holdback reserve as a fee for service. All of the Company's accounts receivable, equipment, furniture and fixtures are pledged as collateral under this agreement.

For the three months ended September 30, 2001 the Company has financed $219,586 in accounts receivable. At September 30, 2001, the Company has $76,855 due from the factor, which represents net advances made to the Company by the factor, less cash rebates received from the holdback reserve. The Company has $219,586 due to the factor, which represents the gross receivables financed that have yet to be paid by the Company's customer. For the three months ended September 30, 2001, the Company incurred $26,442 in factoring fees.


4.       INVENTORIES

Inventory at September 30, 2001 (unaudited) and December 31, 2000 (Audited) consisted of the following:

                                                      2001             2000
         Purchased Parts, net                       $314,931         $376,532
         Engines in Process                          135,339          184,405
         Completed Engines                           231,824          228,198
                                                    --------         --------
                                                    $682,094         $789,135

During the nine months ended September 30, 2001, the company recorded a provision for inventory obsolescence of $184,273.

5.       LOAN PAYABLE OFFICER

During the three months ended Sept 30, 2001, the Company received $6,000 in operating funds from an officer. The note is non-interest bearing, however, upon the maturity date of the loan if the principal is not paid in full and the note is in default, a 10% interest payment in addition to principal will become due and payable immediately.


6.       SHAREHOLDER LOANS

During the three months ended September 30, 2000 shareholders of the Company made advances of $30,000 for operating funds.


7.       STOCKHOLDERS' EQUITY

Effective July 1, 2001, the company rescinded a consulting contract initially entered into on May 2, 20001. As a result, 180,000 shares of Common Stock were cancelled and returned to the company.

On June 5, 2000 a total of 266,667 shares of common stock were issued at a price of $1.50 per share or a total amount of $400,000. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Subsequent to September 30, 2000, the Company issued 4,000 shares of its common stock in exchange for $13,000.


8.       COST OF SALES

For the three months ended September 30, 2001 and 2000 (unaudited) the Company charged to cost of goods sold $278,086 and $295,828 respectively.


9.       GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficiency of $162,180, a net loss from operations of $2,130,989, negative cash flows from operating activities of $681,584 and had an accumulated deficit of $6,219,924 at September 30, 2001.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its working capital requirements, and the success of its future operations. Management believes that action presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.


10.      SUBSEQUENT EVENTS

         DEBENTURE OFFERING

In order to provide working capital and financing for the Company's expansion, the Company entered into an agreement with Cornell Capital Partners, L.P. ("the Purchaser") whereby the Purchaser acquired $300,000 of the Company's 6% Convertible Subordinated Debentures, due November 13, 2006.

The Holder is entitled, at its option, to convert, and sell all or any part of the principal amount of the Debenture, plus accrued interest, into shares (the "Conversion Shares") of the Company's common stock, par value $.00001 per share ("Common Stock"), at the price per share (the "Conversion Price") equal to either (a) an amount equal to 120% of the closing bid price of the Common Stock as listed on a Principal Market, as quoted by Bloomberg L.P. (the "Closing Bid Price") as of the date hereof, or (b) an amount equal to 80% of the average of the four lowest Closing Bid Prices of the Common Stock for the five trading days immediately preceding the Conversion Date.

Interest will be paid at the time of maturity or conversion. The Company may elect to pay interest in cash or in the form of Common Stock.

The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock sufficient to effect such conversion, based upon the Conversion Price.

This Debenture may be converted at any time following the date of closing, into shares of Common Stock at a price equal to the Conversion Price.


         EQUITY LINE OF CREDIT

On November 9, 2001, the Company entered into an equity line of credit pursuant to which the Company may, at its discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $5 million. For each share of common stock purchased under the Equity Line of Credit, the investor will pay 91% of the average of the 2 lowest closing bid prices on which the common stock is traded for during the five days immediately following the notice date. Unless waived by the investor, the amount of each advance is subject to a maximum advance amount based on an average daily volume of the Company's common stock. A consulting fee of 10% of each advance will be paid upon closing each of the sales under this agreement.

                         TORQUE ENGINEERING CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS


                                      INDEX
                                      -----

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                 F-1

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999                 F-2

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE
YEARS ENDED DECEMBER 31, 2000 AND 1999                                       F-3

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEAR
ENDED DECEMBER 31, 2000                                                      F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
2000 AND 1999                                                                F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   F-7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
Torque Engineering Corporation


We have audited the accompanying balance sheets of Torque Engineering Corporation and Subsidiary as of December 31, 2000 and 1999 and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Torque Engineering Corporation and Subsidiary as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has a loss from current operations of $2,752,608 and has negative cash flows from operating activities of $1,468,442 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.



Boca Raton, Florida
February 21, 2001

                  TORQUE ENGINEERING CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                   DECEMBER 31,    DECEMBER 31,
                                                       2000            1999
                                                 --------------   --------------
Current assets
Cash and cash equivalents                        $      160,113   $    798,019
  Accounts receivable                                   311,159          2,289
  Advances to suppliers                                 109,180              -
  Inventory                                             789,135      1,165,010
  Marketable securities                                   1,213         32,145
  Prepaid expenses                                       50,008          4,768
                                                 ---------------- --------------
Total Current Assets                                  1,420,808      2,002,231

PROPERTY & EQUIPMENT - NET                            9,451,698     10,454,045
                                                 ---------------- --------------

TOTAL ASSETS                                     $   10,872,506   $ 12,456,276
                                                 ================ ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses          $      341,069   $     82,051
  Obligations under capital leases - current
   portion                                              127,278         32,837
  Due to related parties                                 71,656         28,708
                                                   --------------  -----------
       Total Current Liabilities                        540,003        143,596

LONG-TERM LIABILITIES
  Obligations under capital leases                      454,363       575,536
                                                   --------------  -----------

Total Liabilities                                       994,366        719,132
                                                   --------------  -----------

STOCKHOLDERS' EQUITY
  Common stock, $.00001 par value, 50,000,000
   shares authorized, 8,411,299 and 7,832,940
   shares issued and outstanding,
   respectively                                            84                78
  Additional paid in capital                       14,243,709        13,330,715
  Accumulated deficit                              (4,088,936)       (1,336,328)
  Accumulated other comprehensive loss               (211,063)         (180,131)
                                                 --------------   --------------
                                                    9,943,794        11,814,334
  Less Treasury Stock at cost (6,750 Shares)          (56,970)          (56,970)
  Less Deferred compensation expense                   (8,684)          (20,220)
                                                 --------------   --------------
       Total Stockholders' Equity                   9,878,140        11,737,144
                                                 --------------   --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $  10,872,506    $    12,456,276
                                                 ==============   ==============

          See accompanying notes to consolidated financial statements.


                  TORQUE ENGINEERING CORPORATION AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                                                          For the Year Ended            For the Year Ended
                                                           December 31, 2000            December 31, 1999
                                                         ----------------------        ----------------------

SALES                                                       $       718,801           $         91,300

COST OF SALES                                                     1,607,494                     72,726
                                                                                     -------------------
                                                         --------------------

GROSS PROFIT (LOSS)                                                (888,693)                    18,574
                                                         --------------------        -------------------

OPERATING EXPENSES
    Payroll and other compensation                                  240,538                    392,795
    Depreciation                                                  1,118,079                    643,703
    Rent                                                            120,000                     70,168
    Other selling, general and administrative                       384,817                    321,016
                                                         --------------------        -------------------
      Total Operating Expenses                                    1,863,434                  1,427,682
                                                         --------------------        -------------------

LOSS FROM OPERATIONS                                             (2,752,127)                (1,409,108)
                                                         --------------------        -------------------

OTHER INCOME (EXPENSE)
    Interest income                                                  10,514                     14,506
    Interest expense                                                (40,130)                      -
    Consulting                                                         -                       120,500
    Loss on marketable securities                                      -                       (51,642)
    Other                                                               427                       -
                                                         --------------------        -------------------
      Total Other Income (Expense)                                  (29,189)                    83,364
                                                         --------------------        -------------------

NET LOSS BEFORE EXTRAORDINARY ITEMS                              (2,781,316)                (1,325,744)

EXTRAORDINARY ITEMS
    Gain on ~xtinguishments of debt                                  28,708                       -
                                                         --------------------        -------------------

NET LOSS                                                         (2,752,608)                (1,325,744)

OTHER COMPREHENSIVE LOSS
    Unrealized loss on marketable securities - net                  (30,932)                  (180,131)
                                                         --------------------        -------------------

COMPREHENSIVE LOSS                                          $    (2,783,540)          $     (1,505,875)
                                                         ====================        ===================
Loss per share before extraordinary gain                    $        (.347)           $         (0.232)
Extraordinary gain                                                     .004                          -
                                                         --------------------        -------------------

Net loss per share - basic and diluted                      $        (.343)           $         (0.232)
                                                         ====================        ===================

Weighted average number of shares outstanding
  during the period -basic and diluted                            8,012,677                   5,717,440
                                                         ====================        ===================

          See accompanying notes to consolidated financial statements.



                                  TORQUE ENGINEERING CORPORATION AND SUBSIDIARY

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                            Accumulated
                                             Additional                        Other                         Deferred
                        Common Stock           Paid-in     Accumulated     Comprehensive     Treasury      Compensation
                    Shares       Amount        Capital        Deficit          Loss           Stock           Expense       Totals
                  ----------    --------     -----------    -----------    -------------     ---------    -------------    ---------
Balance
December 31,
1998              1,000,000         10          42,490        (10,584)              -             -                -          31,916

Recapitalization  4,870,000         48             (48)            -                -             -                -             -

Stock issued for
acquisition of
IPSL              1,500,000         15      11,759,985             -                -             -                -      11,760,000

Acquired treasury
stock, net               -           -               -             -                -          (56,970)            -        (56,970)

Stock issued for
cash               461,540           5       1,500,000             -                -             -                -       1,500,005

Stock issued for
 marketing
 services            1,400           -           2,688             -                -             -                -           2,688

Stock options
issued                  -            -          25,600             -                -             -             (20,220)       5,380

Unrealized
 losses on
 available-for-
 sale securities        -            -              -                       (180,131)            -                 -       (180,131)

Net Loss, 1999          -            -              -      (1,325,744)             -             -                 -     (1,325,744)
                  ----------    --------     -----------   -----------     ------------     ---------    -------------   -----------

BALANCE,
DECEMBER 31,
1999              7,832,940    $    78     $13,330,715   $ (1,336,328)   $   (180,131)   $  (56,970)  $      (20,220)  $  11,737,144

Stock issued for
cash                578,359          6         912,994                                          -                            913,000

Deferred
compensation
expensed                -           -               -              -               -             -              11,536        11,536

Unrealized loss
 on available for
 sale securities        -           -                                          (30,932)         -                -          (30,932)

Net Loss, 2000          -           -                       (2,752,608)           -             -                -       (2,752,608)
                  ----------    --------     -----------    -----------    -------------   ---------    -------------   ------------

BALANCE,
DECEMBER 31,
2000              8,411,299  $      84     $ 14,243,709  $  (4,088,936)   $  (211,063)    $ (56,970)   $     (8,684)    $  9,878,140
                  ==========    ========    ===========     ===========   =============    =========    =============   ============


          See accompanying notes to consolidated financial statements.


                  TORQUE ENGINEERING CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            FOR THE YEAR ENDED         FOR THE YEAR ENDED
                                                                            DECEMBER 31, 2000           DECEMBER 31, 1999
                                                                          -----------------------     ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                $    (2,752,608)        $    (1,325,744)
  Adjustments  to reconcile  net loss to net cash used in operating activities:
  Depreciation and amortization                                                  1,118,079                 643,703
  Compensation expense incurred in exchange for stock options                       11,536                   5,380
  Gain on ~xtinguishments of debt                                                  (28,708)                   -
  Marketing expense incurred in exchange for common stock                             -                      2,688
  Write-off of investment                                                             -                      2,000
  Write-off of organization costs                                                     -                      4,125
  Loss on marketable securities                                                       -                     51,642
  Changes in operating assets and liabilities:
    (Increase) decrease in:
     Accounts receivable                                                          (308,870)                 (2,289)
     Advances to suppliers                                                        (109,180)                   -
     Prepaid expenses                                                              (45,240)                 (4,768)
     Inventories                                                                   375,875                (146,202)
    Increase (decrease) in:
     Accounts payable and accrued expenses                                         270,674                  82,051
                                                                          ------------------     -------------------
       Net cash used in operating activities                                    (1,468,442)               (687,414)
                                                                          ------------------     -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                              (103,607)                (50,681)
  Proceeds from sale of available-for-sale-securities                                 -                    316,158
                                                                          ------------------     -------------------
       Net cash (used in) provided by investing activities                        (103,607)                265,477
                                                                          ------------------     -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                                                        913,000               1,500,005
   Payments on capital lease obligations                                           (38,857)                (25,809)
   Repayment of loans                                                                 -                   (280,031)
  Proceeds from loans                                                               60,000                    -
                                                                          ------------------     -------------------
       Net cash provided by financing activities                                   934,143               1,194,165
                                                                          ------------------     -------------------

NET INCREASE (DECREASE) IN CASH                                                   (637,906)                772,228

Cash and cash equivalents at beginning of YEAR                                     798,019                  25,791
                                                                          ------------------     -------------------

Cash and cash equivalents at end of YEAR                                    $      160,113          $      798,019
                                                                          ==================     ===================

Cash paid for interest                                                      $        4,278          $          -
                                                                          ==================     ===================

          See accompanying notes to consolidated financial statements.

                  TORQUE ENGINEERING CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS



Supplemental Disclosure Of Non-Cash Investing And Financing Activities:

During 2000, the Company acquired equipment totaling $12,125 under capital lease obligations.

During 2000, the Company converted accounts payable with a shareholder to a related party note payable in the amount of $11,656.

During May 1999, the Company acquired IPSL in exchange for 1,500,000 shares of its common stock having a fair value of $11,760,000.

During 1999, the Company acquired equipment totaling $634,182 under capital lease obligations.






          See accompanying notes to consolidated financial statements.

                         TORQUE ENGINEERING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
------            -----------------------------------------------------------

                  (A) ORGANIZATION

                  On June 26, 1996, Quintessence Oil Co. ("Quintessence") was incorporated in Wyoming to engage in oil and gas activities. Quintessence never commenced substantial operations, and in March 1999 common stock was issued to a new management group and an acquisition of IPSL, Inc. ("IPSL") was consummated in May 1999 (See Note 13).

                  On November 17, 1999, Torque Engineering Corporation ("Torque" or the "Company") was incorporated in Delaware and Quintessence was merged into Torque to effect a domicile and name change. The transaction was treated as a recapitalization and the effect is shown retroactively in the accompanying consolidated financial statements.

                  The Company designs and manufactures high performance offshore marine performance production engines.

                  The Company was in the development stage through December 31, 1999. The year ended December 31, 2000 is the first year during which it is considered an operating company.

                  (B) PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, IPSL. All intercompany balances and transactions have been eliminated in consolidation.

                  (C) USE OF ESTIMATES

                  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.
                  (D) CASH AND CASH EQUIVALENTS

                  For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

                  (E) CONCENTRATION OF CREDIT RISK

                  The Company maintains its cash in bank deposit accounts, which, at times, exceed federally insured limits. At December 31, 2000, the Company had $51,438 in deposits which exceeded federally insured limits. The Company has not experienced any losses in such accounts as of December 31, 2000.

                  (F) MARKETABLE SECURITIES

                  The Company invests in various marketable equity instruments. The Company accounts for such investments in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") (See Notes 1(M) and 4)).

                  Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.

                  (G) INVENTORY

                  Inventory is stated at the lower of cost (first-in, first-out) or net realizable value, and consists of purchased parts, engines-in-process and completed engines (See Note 6).

                  (H) PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated economic useful lives of 3 to 10 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized (See Note 7).

                  (I) STOCK OPTIONS

                  In accordance with Statement of Financial Accounting Standards No. 123, ("SFAS 123") the Company has elected to account for Stock Options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations. The Company accounts for stock options issued to non-employees under the fair value method of SFAS 123 (See
                  Note 9(B)).

                  (J) REVENUE RECOGNITION

                  The Company recognizes revenue upon shipment of products.

                  (K) ADVERTISING COSTS

                  In accordance with the Accounting Standards Executive Committee Statement of Position 93-7 ("SOP 93-7"), costs incurred for producing and communicating advertising of the Company are charged to operations. For the years ended December 31, 2000 and 1999, the company charged $74,461 and $25,986, respectively.

                  (L) INCOME TAXES

                  The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  (M) COMPREHENSIVE INCOME (LOSS)

                  The Company accounts for Comprehensive Income (Loss) under the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997.

                  The unrealized gains and losses, net of tax, resulting from the valuation of available-for-sale securities at their fair market value at year end (see Note 1 (F)) are reported as
                  Other Comprehensive Income (Loss) in the Statement of Operations and as Accumulated Other Comprehensive Income
                  (Loss) in Stockholders' Equity and in the Statement of Stockholders' Equity.

                  (N) NEW ACCOUNTING PRONOUNCEMENTS

                  The Financial Accounting Standards Board has recently issued accounting pronouncements, Statement No. 133 as amended by Statement Nos. 137 and 138 "Accounting for Derivative Instruments and Hedging Activities," that establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000.

                  The Company believes that its adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

                  (O) LOSS PER SHARE

                  Basic and diluted net loss per common share for the years ended December 31, 2000 and 1999 and for the period from June 26, 1996 (inception) to December 31, 2000 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". Common stock equivalents have not been included in the computation of diluted loss per share since the effect would be anti-dilutive. At December 31, 2000 and 1999 there were 240,000 common stock options issued and outstanding that could potentially dilute earnings per share in future periods.

                  (P) BUSINESS SEGMENTS

                  The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

                  (Q) FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts of the Company's accounts receivable, accounts payable, accrued liabilities, and current loans payable approximates fair value due to the relatively short period to maturity for these instruments.

                  (R) IMPAIRMENT OF LONG-LIVED ASSETS

                  The Company has adopted Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicated that the carrying amount of such assets may not be fully recoverable.

                  The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated undisclosed future cash flows associated with them. At the time such cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

NOTE 2            ACCOUNTS RECEIVABLE AND CONCENTRATIONS
------            --------------------------------------

                  Accounts receivable at December 31, 2000 and 1999 were $311,159 and $2,289, respectively, and are deemed fully collectable.

                  At December 31, 2000 and 1999, approximately 97.5% and 90%, respectively, of accounts receivable were due from one customer. Sales during 2000 and 1999 primarily related to six engine sales and one engine sale, respectively, to the above customer (See Note 16).

NOTE 3            ADVANCES TO SUPPLIERS
------            ---------------------

                  Beginning in 2000, the Company maintains deposits on account with various vendors. The Company, upon executing a purchase order with these vendors, is required to provide a deposit for which goods are shipped against. As of December 31, 2000, the Company had a balance with these vendors of $109,180. Included in the advances to suppliers balance at December 31, 2000 is an amount of $34,750 which represents deposits on purchase orders with two vendors aggregating $335,820 (See Note 8(C)).

NOTE 4            MARKETABLE SECURITIES
------            ---------------------

                  The Company's marketable securities, purchased principally for the purpose of selling them in the near future, as defined under SFAS 115, are comprised of equity securities, all classified as available-for-sale securities, which are reported at their fair value based upon the quoted market prices of those investments at the year ended December 31, with unrealized losses reported as other comprehensive loss in a separate component of stockholders' equity until they are sold. Any realized gains or losses are included in net earnings at the time of sale (See Note 1(F)).

                  The composition of marketable securities at December 31, 2000 is as follows:

                                                COST                FAIR VALUE
                                          -----------------     ----------------

                  Common stock            $        212,276      $         1,213
                                          =================     ================

                  Investment expenses for the year ended December 31, 2000 and 1999 consisted of the following:

                                                   2000               1999
                                          -------------------   ----------------
                  Net realized loss on the
                  sale of marketable
                  securities              $           -         $       (51,642)
                                          ===================   ================

                  Unrealized losses included in other comprehensive loss for the years ended December 31, 2000 and 1999 consisted of the following:

                                                  2000                1999
                                          -------------------   ----------------

                                          $          (30,932)   $      (180,131)
                                          ===================   ================

NOTE 5            PREPAID EXPENSES
------            ----------------
                  During 2000, prepaid expenses primarily included the value of a boat engine exchanged for promotional and marketing services. The value of the engine exchanged was $64,759, and as of December 31, 2000, $16,190 had been charged to operations. Due to the cost and fair value of the engine exchanged being equivalent to marketing services, no gain or loss is recognized on the exchange.

NOTE 6            INVENTORY
------            ---------
                  Inventory at December 31, 2000 and 1999 consisted of the following:

                                                    2000               1999
                                            ------------------  ----------------

                  Purchased parts           $        376,532    $      307,067
                  Engines in process                 184,405           367,943
                  Completed engines                  228,198           490,000
                                            ------------------  ----------------
                                            $        789,135    $    1,165,010
                                            ==================  ================

                  During 2000, management specifically identified two engines that were no longer held for commercial sale and their carrying value of $104,008 was charged to selling, general and other administrative expenses for the year ended December 31, 2000. The Company is maintaining these two engines for product testing and marketing.

NOTE 7            PROPERTY AND EQUIPMENT
------            ----------------------

                  Property and equipment at December 31, 2000 and 1999 consisted of the following:

                                                          2000         1999
                                                      -----------   -----------

                  Special tooling                    $  9,309,965   $ 9,269,944
                  Machinery and equipment               1,155,278     1,146,664
                  Equipment under capital leases          646,307       634,182
                  Vehicles                                  8,706         5,206
                  Computer equipment                       13,660        12,596
                  Furniture and fixtures                   79,673        29,156
                                                      ------------   -----------
                                                       11,213,589    11,097,748
                  Less: Accumulated depreciation       (1,761,891)     (643,703)
                                                      ------------   -----------

                  Property and equipment - net       $  9,451,698   $10,454,045
                                                      ============   ===========

                  Depreciation expense for the years ended December 31, 2000 and 1999 was $1,118,079 and $643,703, respectively.

NOTE  8  COMMITMENTS AND CONTINGENCIES

                  (A) CAPITAL LEASES

                  As of December 31, 2000 the Company had an aggregate of six machines under non-cancelable capital lease agreements. As of December 31, 1999 the Company had an aggregate of four machines under non-cancelable capital lease agreements.

                  Future minimum lease payments under the capital lease are as follows at December 31, 2000 and 1999:

                                                             2000       1999
                                                         ----------- -----------

                  Total future minimum lease payments   $   708,398  $  748,464
                  Less: interest                           (126,757)   (140,091)
                                                          ----------   ---------
                                                            581,641     608,373
                  Less: current portion                    (127,278)    (32,837)
                                                          ----------   ---------
                  Long-term obligation under capital
                  leases                                $   454,363  $  575,536
                                                          ==========   =========

                  Future minimum lease payments for the capital leases as of December 31, 2000 are as follows:

                                              2001         $     127,278
                                              2002               128,372
                                              2003               134,911
                                              2004               144,932
                                              2005                46,148
                                                              ------------
                                                           $     581,641
                                                              ============

                  (B) OPERATING LEASE AGREEMENT

                  The Company leases corporate office space under an operating lease. The lease has a remaining term through 2002.

                  Future minimum lease payments for the operating lease as of December 31, 2000 are as follows:

                                              2001        $       120,000
                                              2002                 40,000
                                                             --------------
                                                          $       160,000
                                                             ==============

                  Rent expense for the years ended December 31, 2000 and 1999 amounted to $120,000 and $70,168, respectively.

                  (C) PURCHASE COMMITMENTS

                  During December 2000, the Company entered into commitments with two vendors to purchase inventory aggregating $335,820 (See Note 3).

NOTE 9            STOCKHOLDERS' EQUITY
------            --------------------

                  (A) PRIVATE PLACEMENT

                  In September 1999, the Company offered common stock subscriptions pursuant to Rule 506 of Regulation D section 4
                  (2) of the Securities Act of 1933, as amended. The purchase price was $3.25 per share.

                  As of December 31, 2000 and 1999, cash of $913,000 for 578,359
                  shares  and  cash  of  $1,500,005,   for  461,540  shares  was
                  received, respectively.

                  (B) STOCK OPTIONS

                  On October 7, 1999, the 1999 Stock Option Plan (the "Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholders. The Plan was developed to provide a means whereby directors, officers, employees of, and certain persons rendering services to the Company or any subsidiary may be granted stock to purchase common stock of the Company.

                  The Plan authorizes options up to 500,000 shares of the Company's common stock and is administered by the Board of Directors of the Company or a committee of two or more members of the Board of Directors (the "Plan Committee"). The Company grants incentive and nonqualified stock options. Incentive stock options are only granted to employees of the Company or any subsidiary thereof. The exercise price which is established by the Plan Committee may not be less than 85% of the fair market value of the common stock at the time of grant for nonqualified stock options, may not be less than 100% of the fair market value of the common stock at the time of grant for incentive stock options and may not be less than 110% of the fair market value of the common stock at the time of grant if incentive stock options are granted to employees owning more than ten percent of the total voting power or value of all classes of stock of the Company. The term of the stock options is determined by the Plan Committee and shall not exceed ten years from the date of grant. In the case of incentive stock options which are granted to employees owning more than ten percent of the total voting power or value of all classes of stock of the Company, the term may not exceed five years. During the year ended December 31, 1999, the Company issued 240,000 stock options under the plan to employees and Board of Director members. The Company cancelled 10,000 options under the plan to employees during the year ended December 31, 2000 and also granted 60,000 options under the plan to employees and directors during the year ended December 31, 2000.

                  In accordance with SFAS 123, for options issued to employees, the Company applies APB Options No. 25 and related interpretations in accounting for the options issued. Accordingly, compensation costs of $11,536 and $5,380 and deferred compensation expense of $8,684 and $20,220 respectively, were recognized as of December 31, 2000 and 1999, computed in accordance with the intrinsic value method. Had compensation cost for the Company's options been determined based on the fair market value of the options at the grant date, consistent with SFAS 123, the Company's net loss for the year ended December 31, 2000 and 1999 would have been increased to the pro-forma amounts indicated below.

                                                           2000          1999
                                                         -----------  ----------

                  Net loss             As reported   $ (2,752,608)  $(1,325,744)
                                       Pro forma     $ (3,045,648)  $(1,463,953)

                  Net loss per share   As reported   $      (.344)  $     (.232)
                                       Pro forma     $      (.380)  $     (.256)

                  The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net income for future years due to, among other things, the effects of vesting. For financial statement disclosure purposes the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Option-Pricing Model in accordance with SFAS 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 5.125% in 2000 and 5.86% in 1999, volatility 229% in 2000 and 118% in 1999 and expected term of three years.

                  A summary of the options issued to employees and Board of Director members as of December 31, 2000 is presented below:

                                                                      Weighted
                                                                       Average
                                                      Number of        Exercise
                                                       Options          Price
                                                      ----------      ----------
                  STOCK OPTIONS
                    Balance at beginning of period         240,000   $     2.77
                    Granted                                 60,000   $     3.01
                    Exercised                                 -            -
                    Cancelled                              (10,000)       (1.81)
                    Forfeited                                 -      $     -
                                                         -----------   ---------
                    Balance at end of period               290,000   $     2.67
                                                         -----------   ---------
                  Options exercisable at end of period     250,626   $     2.93
                                                         -----------   ---------
                  Weighted average fair value of
                    options granted during the period           -    $     3.01



                  The following table summarizes information about stock options outstanding at December 31, 2000:


                        Options Outstanding                                     Options Exercisable
-----------------------------------------------------------------------    ---------------------------------
     Range Of           Number             Weighted         Weighted            Number           Weighted
                                           Average
                    Outstanding At        Remaining          Average        Exercisable At        Average
     Exercise        December 31,        Contractual        Exercise        December, 31,        Exercise
       Price             2000                Life             Price              2000              Price
     -----------    ----------------    ---------------    ------------    -----------------    ------------
  $       1.81              80,000                7.5            1.81               55,360            1.81
  $       3.25             210,000                3.5            3.25              195,266            3.25
                    ----------------    ---------------    ------------    -----------------    ------------
                           290,000                5.5            2.77              250,626            1.55
                    ================    ===============    ============    =================    ============

NOTE  10 INCOME TAXES

                  The Company and its subsidiary have elected to file separate tax returns. Income tax expense (benefit) for the years ended December 31, 2000 and 1999 for the parent company is summarized as follows:

                                                        2000            1999
                                                  --------------  --------------
                  Current:
                  Federal                         $        -      $       -
                  State                                    -              -
                  Deferred-Federal and State           (934,900)      (226,400)
                  Change in Valuation Allowance         934,900        226,400
                                                  --------------  --------------
                  Income tax expense (benefit)    $        -      $       -
                                                  ==============  ==============

                  The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2000 and 1999, as follows:

                                                           2000           1999
                                                      -------------  -----------
                  U.S. Federal income tax provision
                  (benefit)                           $   (934,900) $  (226,400)
                  Effect of net operating loss
                  carryforward                             934,900      226,400
                                                      -------------  -----------
                                                      $          -  $         -
                                                      =============  ===========

                  The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31 are as follows:

                                                           2000           1999
                                                        -----------    ---------
                  Deferred tax assets:
                  Net operating loss carryforward     $  1,164,900  $   230,000
                                                        -----------    ---------
                  Total gross deferred tax assets        1,164,900      230,000
                  Less valuation allowance              (1,164,900)    (230,000)
                                                        -----------    ---------

                  Net deferred tax assets             $       -     $      -
                                                        ===========    =========

                  At December 31, 2000, the Company has net operating loss carryforwards of approximately $3,426,000 for U.S. Federal income tax purposes available to offset future taxable income expiring on various dates through 2020.

                  The valuation allowance at January 1, 2000 was $230,000. The net change in the valuation allowance during the year ended December 31, 2000 was an increase of approximately $934,900.

NOTE 11           EXTRAORDINARY ITEM
-------           ------------------

                  In June 2000, Torque Engineering's subsidiary IPSL, Inc. confirmed the extinguishment of debts from certain affiliates and a principal shareholder of IPSL, Inc., totaling $28,708. As a result, an extraordinary gain was realized during the year ended December 31, 2000 (See Note 14).

NOTE 12           RECAPITALIZATION
-------           ----------------
                  In March 1999, the Company issued 4,870,000 common shares to a new management group in consideration of the new management group seeking an acquisition candidate. This issuance was treated as a recapitalization of the Company with the par value of the stock charged to additional paid-in capital.

NOTE 13           ACQUISITION
-------           -----------
                  Effective May 28, 1999, the Company acquired the outstanding common stock of IPSL, a Nevada corporation, incorporated on April 27, 1998, in exchange for 1,500,000 shares of the Company's common stock. The acquisition was accounted for under the purchase method of accounting and the stock was valued at $7.84 per share, based on the average quoted trading price before and after the purchase was determined and the announcement was made. The resulting purchase price was $11,760,000 and was allocated, based upon an independent appraisal performed for allocation purposes, to the assets acquired and liabilities assumed as follows:

                  Marketable securities                   $         637,045
                  Inventory                                       1,018,808
                  Special tooling                                 9,256,014
                  Machinery and equipment                         1,122,509
                  Furniture, fixtures, and other                     34,363
                  Loan fee payable                                 (200,875)
                  Loan to stockholder                              (107,864)
                                                            -----------------
                                                          $      11,760,000
                                                            =================

                  The table below reflects the pro forma combined results of the Company as if the acquisition had taken place at January 1, 1998:

                  Net Sales                               $            91,300
                  Net Loss                                $        (1,928,287)
                  Loss per share                          $            (0.337)

NOTE 14           RELATED PARTIES
-------           ---------------

                  As of December 31, 2000 and 1999 the Company owed two principal stockholders $71,656 and $28,708, respectively. Pursuant to an agreement entered into between IPSL and affiliates of a principal stockholder of IPSL prior to the acquisition (see Note 13), the Company owed the affiliates $28,708 at December 31, 1999 relating to prior loans made to the Company. During 2000 the debt was cancelled and recorded as a gain on extinguishment of debt.

                  During 2000, the Company received $60,000 in operating funds from two stockholders. In addition, $11,656 of reimbursable expenses was owed to one of the stockholders as of December 31, 2000. All loans from the stockholders were converted to non-interest bearing notes payable due June 30, 2001.

                  Consulting income as of December 31, 1999 included $118,500, received from a principal stockholder. There was no consulting income received from related parties during the year ended December 31, 2000.

NOTE 15           GOING CONCERN
-------           -------------

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a loss from current operations of $2,752,608 and negative cash flows from operating activities of $1,468,442 at December 31, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

                  In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its working capital requirements, and the success of its future operations. Management believes that action presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

NOTE 16           SUBSEQUENT EVENTS
-------           -----------------

                  During January 2001, the Company sold one engine for $102,035 to its major customer (See Note 2).

                  In February 2001, the Company sold $125,000 shares of Rule 144 restricted common stock valued at $2.00 per share for $250,000 to three stockholders.

WE  HAVE   NOT   AUTHORIZED   ANY   DEALER,
SALESPERSON  OR OTHER PERSON TO PROVIDE ANY
INFORMATION  OR  MAKE  ANY  REPRESENTATIONS
ABOUT TORQUE ENGINEERING CORPORATION EXCEPT
THE    INFORMATION    OR    REPRESENTATIONS
CONTAINED  IN THIS  PROSPECTUS.  YOU SHOULD
NOT RELY ON ANY  ADDITIONAL  INFORMATION OR
REPRESENTATIONS IF MADE.

          -----------------------

This  prospectus  does  not  constitute  an             -------------------
offer  to  sell,  or a  solicitation  of an                  PROSPECTUS
offer to buy any  securities:                           -------------------

      o except the common stock  offered by
this prospectus;

      o in any  jurisdiction  in which  the
offer or solicitation is not authorized;

      o  in  any  jurisdiction   where  the    19,025,000 Shares of Common Stock
dealer   or   other   salesperson   is  not
qualified    to   make    the    offer   or
solicitation;
                                                 TORQUE ENGINEERING CORPORATION
      o  to  any   person  to  whom  it  is
unlawful to make the offer or solicitation;
or

      o to any  person  who is not a United
States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

      o there  have been no  changes in the             ____________ __, 2001
affairs of Torque Engineering Corporation after the date of this prospectus; or

      o the  information  contained in this
prospectus is correct after the date of this prospectus.

          -----------------------

Until   __________,   2002,   all   dealers
effecting  transactions  in the  registered
securities, whether or not participating in
this  distribution,   may  be  required  to
deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

INDEMNIFICATION

         Our Certificate of Incorporation provides that we will indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Any indemnitee is entitled to such indemnification in advance of any final proceeding. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

        Securities and Exchange Commission Registration Fee    $    2,500
        Printing and Engraving Expenses                        $   10,000
        Accounting Fees and Expenses                           $   15,000
        Legal Fees and Expenses                                $   50,000
        Blue Sky Qualification Fees and Expenses               $    2,500
        Miscellaneous                                          $    5,000
                                                             --------------
        TOTAL                                                  $   85,000
                                                             ==============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.
          ---------------------------------------

         In March 1999, a total of 4,870,000 shares of common stock were issued to fifteen individuals, including Torque's current President, Raymond B. Wedel, Jr., current Chief Executive Officer, Richard D. Wedel, current Vice-President and Chief Financial Officer, I. Paul Arcuri, and current Secretary, Donald Christensen. Those shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In May 1999, 1,500,000 shares of common stock were issued to Michel Attias, the sole shareholder of IPSL, Inc., in exchange for all of the issued and outstanding shares of IPSL capital stock. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In September 1999, a total of 461,540 shares of common stock were issued to Clement M. Lange, a former Director of Torque, Glen A. Lange, Joey Lange and Sheila Wendholt at a price of $3.25 per share or a total amount of $1,500,005. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In November 1999, Torque issued options to purchase a total of 80,000 shares of common stock to various Torque employees under the Torque 1999 stock option plan. These stock options vest at a rate of 20% per year beginning one year after the grant of the options. On November 12, 1999, the Board of Directors approved the immediate vesting of 20% of those stock options issued to all but one of the Torque employees who were granted an option. That employee's option vests 20% on the one year anniversary of the option grant. The exercise price of these stock options is $1.80625 per share.

         In November 1999, Torque issued options to purchase 10,000 shares of common stock to the following members of the Board of Directors:

         Richard D. Wedel, Raymond B. Wedel, Jr., and Donald Christensen. Mr. Christensen resigned as a member of the Board of Directors of Torque on . These options are immediately exercisable at a October 16, 2001 price of $3.25 per share for a period of five years from the date of the option grant. Torque also granted I. Paul Arcuri, our Chief Financial Officer, an option to purchase 100,000 shares of common stock at an exercise price of $3.25 per share. Mr. Arcuri's option vested one-third at the time of the option grant, and the remainder vests one-third twelve months from the date of the option grant, and one-third twenty-four months from the date of the option grant. Torque also granted Donald Christensen, an officer and a former Director of Torque, an option to purchase 30,000 shares of common stock at an exercise price of $3.25 per share with the same vesting provisions as for Mr. Arcuri's option.

         The stock options described above were granted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In December 1999, a total of 1,400 shares were issued to Mark Sorg and Eugene Sobczak in exchange for marketing services provided to Torque in the amount of $2,688. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In February 2000, Torque issued an option to purchase 10,000 shares of common stock to an employee under the Torque 1999 stock option plan. This stock option was immediately 20% vested and vests at a rate of 20% per year thereafter. The exercise price of the stock option is $1.80625 per share.

         In June 2000, a total of 266,667 shares of common stock were issued to Clement M. Lange, a former Director of Torque, at a price of $1.50 per share or a total amount of $400,000. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In October 2000, a total of 4,000 shares of common stock were issued to Glen S. Graber at a price of $3.25 per share or a total amount of $13,000. These shares were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933.

         In November 2000, Torque issued options to purchase 10,000 shares of common stock to the following members of the Board of Directors: Richard D. Wedel, Raymond B. Wedel, Jr., Donald Christensen, I. Paul Arcuri and Clement M. Lange. These options are immediately exercisable at a price of $3.25 per share for a period of five years from the date of the option grant.

         In November 2000, a total of 307,692 shares of common stock were issued to Clement M. Lange, a former Director of Torque, at a price of $1.625 per share or a total amount of $500,000. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In February 2001, a total of 125,000 shares of common stock were issued to Messrs. Richard D. Wedel, Raymond B. Wedel, Jr., and Michel Attias at a price of $2.00 per share or a total amount of $250,000. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         In October 2001, we issued 300,000 of convertible debentures, from which we received net proceeds of approximately $270,000. These debentures accrued interest at 6% per year and are convertible into shares of common stock at a conversion price equal to 75% of the average closing bid price of Torque's common stock for the 5 days prior to conversion. At Torque's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless concerted earlier by the holder. Torque paid fees of $30,000 to Cornell Capital Partners, L.P. in connection with this offering.

         In November 2001, we entered into an Equity Line of Credit pursuant to which Cornell Capital Partners, L.P. has agreed to purchase up to $5.0 million of common stock. We have registered up to 18,125,000 shares in this registration statement for issuance to the investor under the Equity Line of Credit and convertible debentures.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the 1933 Act, and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding us so as to make an informed investment decision. More specifically, each purchaser signed a written subscription agreement with respect to their financial status and investment sophistication in which they represented and warranted, among other things, that they had:

      o the ability to bear the economic risks of an investment in the shares of our common stock;

      o   a certain net worth sufficient to meet our suitability standards; and

      o been provided with all material information requested by the purchaser or his or her representatives, and been provided an opportunity to ask questions of and receive answers from us concerning our business and the terms of the offering.

ITEM 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following exhibits are filed as part of this registration statement:


EXHIBIT NO.     DESCRIPTION                                         LOCATION
-----------     -----------                                         --------
2.1             Form of Agreement and Plan of Merger by and    Incorporated  by  reference  to  Exhibit A to the
                among Quintessence Oil Company and Torque      Registrant's  Definitive Proxy Statement filed on
                                                               September 24, 1999

2.2             Plan and Agreement of Reorganization  dated    Incorporated  by  reference to Exhibit 2.2 to the
                May   21,  1999   between  IPSL,  Inc.  and    Registrant's  Annual  Report on Form 10-KSB filed
                Quintessence Oil Company                       on May 25, 2000

2.3             Bill of Sale between IPSL, Inc. and Torque     Incorporated  by  reference to Exhibit 2.3 to the
                                                               Registrant's  Annual  Report on Form 10-KSB filed
                                                               on May 25, 2000

3.1             Articles  of Incorporation  of Quintessence    Incorporated  by  reference to Exhibit 3.1 to the
                Oil Company                                    Registrant's Form 10 filed on December 3, 1996

3.2             Certificate of Incorporation of Torque         Incorporated  by  reference  to  Exhibit B to the
                                                               Registrant's  Definitive Proxy Statement filed on
                                                               September 24, 1999

3.3             Bylaws of Quintessence Oil Company             Incorporated  by  reference to Exhibit 3.2 of the
                                                               Registrant's  Registration  Statement  on Form 10
                                                               filed on December 3, 1996

3.4             Bylaws of Torque                               Incorporated  by  reference  to  Exhibit C of the
                                                               Registrant's  Definitive Proxy Statement filed on
                                                               September 2,4 1999

5.1             Opinion Re:  Legality                          Provided herewith

10.1            Lease Rental Agreement dated October 6, 1999   Incorporated  by reference to Exhibit 10.1 of the
                between Quintessence Oil Company   and   CNC   Registrant's   Amended   Annual  Report  on  Form
                Associates (Lease No. 99870001)                10-KSB/A filed on August 10, 2000

10.2            Lease Rental Agreement dated October 6, 1999   Incorporated  by reference to Exhibit 10.2 of the
                between Quintessence Oil Company   and   CNC   Registrant's   Amended   Annual  Report  on  Form
                Associates (Lease No. 9987002)                 10-KSB/A filed on August 10, 2000

10.3            Lease Rental Agreement dated October 6, 1999   Incorporated  by reference to Exhibit 10.3 of the
                between Quintessence Oil Company   and   CNC   Registrant's   Amended   Annual  Report  on  Form
                Associates (Lease NO. 99870003)                10-KSB/A filed on August 10, 2000

10.4            Lease Rental Agreement dated October 6, 1999   Incorporated  by reference to Exhibit 10.4 of the
                between Quintessence  Oil  Company  and  CNC   Registrant's   Amended   Annual  Report  on  Form
                Associates (Lease No. 99870003)                10-KSB/A filed on August 10, 2000

10.5            Real Estate Lease dated April 29, 1999 by and  Incorporated  by reference to Exhibit 10.5 of the between Richard W. Strefling Industries, Inc.  Registrant's  Annual  Report on Form 10-KSB filed
                and Quintessence Oil Company                   on May 25, 2000

10.6            Torque 1999 Stock Option Plan                  Incorporated  by  reference  to  Exhibit E to the
                                                               Registrant's  Definitive Proxy Statement filed on
                                                               September 24, 1999

10.7            Corporate  Note  dated September 28, 2000  to  Incorporated  by reference to Exhibit 10.7 of the
                Richard D. Wedel                               Registrant's  Annual  Report on Form 10-KSB filed
                                                               on March 29, 2001



EXHIBIT NO.     DESCRIPTION                                         LOCATION
-----------     -----------                                         --------

10.8            Corporate Note dated October 4, 2000 to        Incorporated  by reference to Exhibit 10.8 of the
                Richard D. Wedel                               Registrant's  Annual  Report on Form 10-KSB filed
                                                               on March 29, 2001

10.9            Corporate Note dated October 12, 2000 to       Incorporated  by reference to Exhibit 10.9 of the
                Michael Attias                                 Registrant's  Annual  Report on Form 10-KSB filed
                                                               on March 29, 2001

10.10           Corporate  Note dated December 31, 1000 to     Incorporated  by  reference  to Exhibit  10.11 of
                Richard D. Wedel                               the  Registrant's  Annual  Report on Form  10-KSB
                                                               filed on March 29, 2001

10.12           Account Purchase Agreement dated May 2, 2001   Incorporated  by reference to Exhibit 10.1 to the
                between Torque and Crown Financial, L.L.C.     Registrant's  Quarterly  Report  on  Form  10-QSB
                                                               filed on August 17, 2001

10.13           Securities Purchase Agreement dated as of      Provided herewith
                October 28, 2001  between  Torque and Cornell
                Capital Partners, LP

10.14           Investor Registration Rights Agreement dated   Provided herewith
                as of October  28,  2001  between  Torque and
                Cornell Capital Partners, LP

10.15 Escrow Agreement dated as of October 28, 2001 Provided herewith among Torque, Yorkville Advisors Management,
                LCC and First Union National Bank

10.16           Transfer  Agent  Instructions  dated  as  of   Provided herewith
                October  28,  2001  among   Torque,   Cornell
                Capital Partners, LP and Computer Share Trust
                Company, Inc.

10.17           Equity Line of Credit Agreement dated November Provided herewith
                14, 2001 between  Torque and Cornell  Capital
                Partners, LP

10.18           Registration Rights Agreement dated November   Provided herewith
                14, 2001 between  Torque and Cornell  Capital
                Partners, LP

10.19           Escrow Agreement dated November 14, 2001 among Provided herewith
                Torque,  Cornell Partners, LP and First Union
                National Bank

10.20           Placement Agent Agreement dated November 14    Provided herewith
                2001 between Torque and Westport Partners,
                Ltd.

23.1            Consent of Weinberg & Company, P.A.            Provided herewith

23.2            Consent of Kirkpatrick & Lockhart LLP          Provided herewith

24.1            Power of Attorney                              Included on Signature Page

27.1            Financial Data Schedule                        Not applicable

99.1            IPSL, Inc. Financial Statements as of May 28,  Incorporated  by reference to Exhibit 99.1 to the
                1999                                           Registrant's  Annual  Report on Form 10-KSB filed
                                                               on May 25, 2000


ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (i) Include any prospectus required by Sections 10(a)(3) of the 1933 Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                  (5) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Torque pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Elkhart, Indiana, December 13, 2001.

                                   TORQUE ENGINEERING CORPORATION

                                   By: /s/ Richard D. Wedel
                                      -----------------------------------
                                   Name:    Richard D. Wedel
                                   Title:   Chief Executive Officer and Chairman


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Wedel his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                       TITLE                                DATE
---------                       -----                                ----

/s/ Richard A. Wedel      Chief Executive Officer and          December 13, 2001
----------------------    Chairman of the Board of Directors
Richard A. Wedel


/s/ Raymond B. Wedel, Jr. President and Director               December 13, 2001
----------------------
Raymond B. Wedel, Jr.


/s/ I. Paul Arcuri       Chief Financial Officer and           December 13, 2001
----------------------   Director
I. Paul Arcuri